Exhibit 99.2

AGREEMENT AND PLAN OF MERGER

BY AND AMONG EMC CORPORATION

ENVOY MERGER CORPORATION

AND

DATA DOMAIN, INC.

Dated as of June     , 2009

i

4.15	Employee Benefits	44
4.16	Labor Matters	46
4.17	Real Property	48
4.18	Environmental Matters	48
4.19	Assets; Personal Property	49
4.20	Intellectual Property	49
4.21	Insurance	52
4.22	Related Party Transactions	52
4.23	State Anti-Takeover Statutes	52
4.24	Brokers	52
4.25	Opinion of Financial Advisor	53
4.26	Compensation Actions	53

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER		53
5.1	Organization and Standing	53
5.2	Corporate Approvals	54
5.3	Non-contravention; Required Consents	55
5.4	Capitalization	55
5.5	SEC Reports; Other Reports	56
5.6	Financial Statements and Controls	57
5.7	No Undisclosed Liabilities	58
5.8	Absence of Certain Changes	58
5.9	Litigation; Orders	58
5.10	Ownership of Company Capital Stock	58
5.11	Brokers	58
5.12	Financing	58

ARTICLE VI INTERIM CONDUCT OF BUSINESS		58
6.1	Affirmative Obligations of the Company	58
6.2	Negative Obligations of the Company	59
6.3	Negative Obligations of Parent	62

ARTICLE VII ADDITIONAL AGREEMENTS		63
7.1	No Solicitation	63
7.2	Reasonable Best Efforts to Complete	66
7.3	Regulatory Filings	67
7.4	Anti-Takeover Laws	69
7.5	Proxy Statement; Amended Schedule TO; Schedule 14D-9	69
7.6	Company Stockholder Meeting	71
7.7	Company Board Recommendation	72
7.8	Access; Notice and Consultation	75
7.9	Confidentiality	76
7.10	Public Disclosure	78
7.11	Employee Matters	78
7.12	Directors and Officers Indemnification and Insurance	79
7.13	Resignation of Officers and Directors of Company Subsidiaries	81

ii

7.14	Section 16 Resolutions	81
7.15	Approval of Compensation Actions	81
7.16	Registration Statements for Assumed Options and Other Awards	82
7.17	Obligations of the Purchaser	82
7.18	[Reserved].	82
7.19	Open Source Materials	82
7.20	NetApp Merger Agreement	82

ARTICLE VIII CONDITIONS TO THE MERGER		82
8.1	Conditions to Each Party's Obligations to Effect the Merger	82

ARTICLE IX TERMINATION, AMENDMENT AND WAIVER		83
9.1	Termination	83
9.2	Notice of Termination; Effect of Termination	87
9.3	Fees and Expenses	88
9.4	Amendment	90
9.5	Extension; Waiver	90

ARTICLE X GENERAL PROVISIONS		91
10.1	Survival of Representations, Warranties and Covenants	91
10.2	Notices	91
10.3	Assignment	91
10.4	Entire Agreement	92
10.5	Third Party Beneficiaries	92
10.6	Severability	92
10.7	Other Remedies	92
10.8	Governing Law	92
10.9	Specific Performance	93
10.10	Consent to Jurisdiction	93
10.11	Waiver Of Jury Trial	93
10.12	Counterparts	93

ANNEXES

Annex A        Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of June     , 2009 by and among EMC Corporation, a Massachusetts corporation (“Parent”), Envoy Merger Corporation, a Delaware corporation and a direct, wholly-owned subsidiary of Parent (“Purchaser”), and Data Domain, Inc., a Delaware corporation (the “Company”). All capitalized terms that are used in this Agreement shall have the respective meanings ascribed thereto in Article I.

W I T N E S S E T H:

WHEREAS, each of the respective Board of Directors of Parent, Purchaser and the Company has approved this Agreement and the transactions contemplated hereby, and deems it advisable and in the best interests of their respective stockholders to enter into this Agreement and consummate the transactions contemplated hereby.

WHEREAS, Purchaser has commenced a tender offer (the “Offer”) to purchase all outstanding shares of Company Common Stock (the “Shares”) at a price of $30.00 per Share, net to the seller in cash (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”).

WHEREAS, on the date of commencement of the Offer, Parent and Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the “Schedule TO”) with respect to the Offer which contained an offer to purchase and related letter of transmittal and summary advertisement and other ancillary Offer documents and instruments pursuant to which the Offer was made (collectively with any supplements or amendments thereto prior to the date of the Amended Offer Documents, the “Offer Documents”).

WHEREAS, concurrently with the execution of this Agreement, the Company has terminated the Agreement and Plan of Merger dated as of May 20, 2009 by and among NetApp, Inc., Kentucky Merger Sub One Corporation, Derby Merger Sub Two Corporation and the Company (the “NetApp Merger Agreement”) in accordance with its terms.

WHEREAS, concurrently with termination of the NetApp Merger Agreement, the Termination Fee Amount (as defined in the NetApp Merger Agreement) of $57 million has been paid to NetApp, Inc. pursuant to Section 8.1(h) of the NetApp Merger Agreement.

WHEREAS, in furtherance of the Offer and the acquisition contemplated by this Agreement, Parent, Purchaser and the Company shall cooperate to amend the Offer Documents and the Schedule 14D-9 to reflect the terms of this Agreement.

WHEREAS, following consummation of the Offer, on the terms and subject to the conditions set forth herein, Purchaser shall merge with and into the Company (the “Merger”) in accordance with the applicable provisions of the General Corporation Law of the State of

Delaware (the “DGCL”), and each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by Parent, Purchaser or any direct or indirect wholly-owned Subsidiary of Parent or the Company immediately prior to the Effective Time, which will be canceled with no consideration issued in exchange therefor, and other than Dissenting Company Shares) will be canceled and converted into the right to receive cash in an amount equal to the Offer Price, all upon the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

(a) “Acquisition Proposal” shall mean any indication of interest, offer or proposal relating to an Acquisition Transaction from any Person other than Parent or any of its Affiliates.

(b) “Acquisition Transaction” shall mean any transaction or series of related transactions (other than a transaction with Parent or any of its Affiliates) involving:

(i) any direct or indirect purchase or other acquisition by any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) from the Company of fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company, or any tender offer or exchange offer that, if consummated, would result in any Person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning fifteen percent (15%) or more of the total outstanding equity interests in or voting securities of the Company;

(ii) any direct or indirect purchase or other acquisition of fifty percent (50%) or more of any class of equity or other voting securities of one or more direct or indirect Subsidiaries of the Company, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole;

(iii) any merger, consolidation, business combination, liquidation, dissolution, recapitalization, reorganization or other similar transaction involving the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve-month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole, pursuant to which the stockholders of the Company (as a group) or such Subsidiary or Subsidiaries, as applicable, immediately preceding such transaction hold less than eighty-five percent (85%) of the equity interests in or voting securities of the surviving or resulting entity of such transaction;

(iv) any direct or indirect sale, transfer or disposition of assets (other than in the ordinary course of business) of the Company or one or more of its Subsidiaries, the business(es) of which, individually or in the aggregate, generate or constitute (as applicable) fifteen percent (15%) or more of the consolidated net revenues or net income (for the twelve month period ending on the last day of the Company’s most recently completed fiscal year) or assets (measured by the lesser of book value or fair market value thereof as of the date of such transaction) of the Company and its Subsidiaries, taken as a whole; or

(v) any combination of the foregoing transactions that results in one of the effects referenced in clause (i) or (ii) above.

(c) “Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise; provided, however, that for the avoidance of doubt, neither Artis Capital Management nor any affiliated entity thereof will be considered an Affiliate of the Company for purposes of this Agreement.

(d) “Business Day” shall mean any day, other than a Saturday, Sunday or any day which is a legal holiday under the laws of the State of California or is a day on which banking institutions located in the State of California are authorized or required by Law or other governmental action to close.

(e) “Closing Average” shall mean the average of the closing sales prices for Parent Common Stock, rounded to the nearest one-hundredth of a cent, on the New York Stock Exchange (the “NYSE”) for the ten (10) most recent consecutive trading days ending on the third (3rd) trading day immediately prior to the date on which the Effective Time occurs.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended, or any successor statute.

(g) “Company Balance Sheet” shall mean the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2008 set forth in the Company Form 10-K.

(h) “Company Board” shall mean the board of directors of the Company.

(i) “Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

(j) “Company Common Stock” shall mean the Common Stock, par value $0.0001 per share, of the Company.

(k) “Company ESPP” shall mean the Company 2007 Employee Stock Purchase Plan.

(l) “Company Form 10-Q” shall mean the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (as filed with the SEC on May 5, 2009).

(m) “Company Intellectual Property” shall mean any and all Intellectual Property Rights that are owned or purported to be owned by the Company or any of its Subsidiaries.

(n) “Company Intellectual Property Agreements” means the In-Licenses and the Out-Licenses, collectively.

(o) “Company Option” shall mean an option to purchase shares of Company Common Stock outstanding under any of the Company Option Plans.

(p) “Company Option Plans” shall mean the Company 2002 Stock Plan and the Company 2007 Equity Incentive Plan.

(q) “Company Preferred Stock” shall mean the Preferred Stock, par value $0.0001 per share, of the Company.

(r) “Company Registered Intellectual Property” means all Registered Intellectual Property owned by, or filed in the name of, the Company or its Subsidiaries.

(s) “Company Restricted Stock Units” shall mean an award of restricted stock units outstanding under any of the Company Option Plans.

(t) “Company Stock Awards” shall mean Company Options, Company Restricted Stock (as defined below) and Company Restricted Stock Units.

(u) “Company Source Code” means Source Code with respect to the Company Products.

(v) “Contract” shall mean any legally binding contract, subcontract, agreement, note, bond, mortgage, indenture, lease, sublease, license, sublicense, or other instrument, commitment, arrangement or understanding of any kind or character, whether oral or in writing, in any such case which is executory in nature and has outstanding performance obligations or under which any liabilities of any kind or nature may exist.

(w) “Delaware Law” shall mean the DGCL and any other applicable Law of the State of Delaware.

(x) “Designated Employees” shall mean each employee of the Company or its Subsidiary who (i) receives and accepts an offer of employment from Parent or any of its Subsidiaries, or the Surviving Corporation prior to the Closing and (ii) is an employee of the Parent or any of its Subsidiaries, or the Surviving Corporation immediately following the Closing.

(y) “Environmental Law” shall mean any and all applicable Laws relating to the protection of the environment (including ambient air, surface water, groundwater or land) or human health as affected by the environment or Hazardous Substances or otherwise relating to the production, use, emission, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances or any products or wastes containing any Hazardous Substances including any Laws related to product take-back or content requirements, or the investigation, clean-up or other remediation or analysis of Hazardous Substances, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Resource Recovery and Conservation Act of 1976, the Federal Water Pollution Control Act, the Clean Air Act, the Hazardous Materials Transportation Act, the Clean Water Act, European Union Directive 2002/96/EC on waste electrical and electronic equipment and European Union

Directive 2002/95/EC on the restriction on the use of hazardous substances and the Administrative Measure on the Control of Pollution Caused by Electronic Information Products, and laws of similar import, all as amended at any time.

(z) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statue, rules and regulations thereto.

(aa) “ERISA Affiliate” shall mean any other trade or business (whether or not incorporated) which would be treated as a single employer with the Company or any of its Subsidiaries under Section 414 of the Code.

(bb) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(cc) [Reserved].

(dd) “GAAP” shall mean generally accepted accounting principles, as applied in the United States.

(ee) “Governmental Authority” shall mean any government, any governmental or regulatory entity or body, department, commission, board, agency, instrumentality or self-regulatory organization (including Nasdaq), arbitrator or arbitration panel, and any court, tribunal or judicial body, in each case whether federal, state, county, provincial or local, and whether domestic or foreign.

(ff) “Hazardous Substance” shall mean any substance, material or waste that is characterized or regulated under any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or words of similar meaning or effect, including petroleum and petroleum products, polychlorinated biphenyls and asbestos, excluding however, materials that would otherwise be deemed to be Hazardous Substances that are contained in products typically used for office or janitorial purposes that are properly and safely maintained in accordance with Environmental Laws.

(gg) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

(hh) “Intellectual Property Rights” means rights in any or all of the following: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto including moral and economic rights of authors and inventors, however denominated; (iii) industrial designs and any registrations and applications therefor; (iv) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor; (v) domain names, domain name registrations and applications therefor; (vi) trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), proprietary business, technical and know-how information, and non-public and confidential information (“Trade Secrets”); and (vii) any similar or equivalent rights to any of the foregoing (anywhere in the world).

(ii) “IRS” shall mean the United States Internal Revenue Service or any successor thereto.

(jj) “International Employee Plans” shall mean each Employee Plan that has been established, adopted or maintained by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries will or may have any liabilities with respect to any Foreign Employees.

(kk) “Knowledge” of the Company, with respect to any matter in question, shall mean the actual knowledge of any of the directors and executive officers of the Company and those officers of the Company set forth on Schedule 1.1.

(ll) “Law” shall mean any and all applicable federal, state, provincial, local, municipal, foreign or other law, statute, treaty, constitution, principle of common law, resolution, ordinance, code, edict, decree, directive, guidance, order, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

(mm) “Legal Proceeding” shall mean any action, suit, litigation, arbitration, criminal prosecution or other legal proceeding pending before any Governmental Authority.

(nn) “Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, option, right of first refusal, preemptive right, community property interest or other legal restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(oo) “Loan” shall mean any extension of credit (including any commitment to extend credit).

(pp) “Material Adverse Effect” shall mean, with respect to any Person, any fact, circumstance, change or effect (each, an “Effect”) that, individually or when taken together with all other Effects that exist at the date of determination of the occurrence of the Material Adverse Effect, (x) is or would reasonably be expected to have a material adverse effect on the business, operations, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole or (y) is or would reasonably be expected to have a material adverse effect on such Person’s ability to consummate the Merger in accordance with the terms hereof and applicable Law; provided, however, that no Effects (by themselves or when aggregated with any other Effects) to the extent proximately resulting from the following shall be deemed to be or constitute a “Material Adverse Effect,” and no Effects to the extent proximately resulting from the following (by themselves or when aggregated with any other Effects) shall be taken into account when determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur:

(i) changes in general economic conditions in the United States or any other country or region in the world, or changes in conditions in the global economy generally (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies and operating in the same industries in which such Person operates);

(ii) changes in general conditions in the industries in which such Person and its subsidiaries operate (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such Person operates);

(iii) changes in GAAP or other accounting standards (or the interpretation thereof by a third party), Law or regulatory conditions (or the interpretation thereof by a third party);

(iv) any failure to take any action or the taking of any specific action at the written direction, or with the prior written consent, of Parent (in the case of the Company) or the Company (in the case of Parent or Purchaser);

(v) the taking of any specific action expressly required by this Agreement;

(vi) acts of war, armed hostilities or terrorism (to the extent that such Effects do not have a disproportionate impact on such Person and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries in which such Person operates);

(vii) changes in the trading price or trading volume of such Person’s common stock, in and of itself; provided, however, that the exception set forth in this clause (vii) shall not in any way prevent or otherwise affect a determination that any Effect underlying such change has resulted in, or contributed to, a Material Adverse Effect;

(viii) Effects primarily resulting from the announcement and pendency of the Merger and the transactions contemplated by this Agreement (including any loss of employees); provided, however, that the exception set forth in this clause (viii) shall not apply to any Effects related to or caused by any Legal Proceedings resulting from the announcement and pendency of the Merger and the transactions contemplated by this Agreement;

(ix) any failure by any Person to meet any public estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Person to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that any underlying cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred);

(x) stockholder class action, derivative litigation or other Legal Proceedings made or brought by any of the current or former stockholders of such Person (on their own behalf or on behalf of such Person) against such Person arising out of the Merger or any other transactions contemplated by this Agreement; or

(xi) the termination of the NetApp Merger Agreement pursuant to Section 8.1(h) thereof and the payment Termination Fee Amount (as defined in the NetApp Merger Agreement) of $57 million in respect of such termination.

(qq) “Nasdaq” shall mean the Nasdaq Global Select Market, any successor stock exchange operated by The NASDAQ Stock Market LLC or any successor thereto.

(rr) “Open Source License” shall mean any license, including, the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL,) the Sun Industry Standards License (SISL) and the Apache License, requiring software to be disclosed or distributed as “free software”, “open source software” or in source code form or redistributable at no charge.

(ss) “Option Exchange Ratio” shall mean the quotient obtained by dividing (1) the Merger Consideration, by (2) the Closing Average.

(tt) “Order” shall mean any judgment, decision, decree, injunction, ruling, writ, assessment or order of any Governmental Authority that is binding on any Person or its property under applicable Laws.

(uu) “Parent Board” shall mean the board of directors of Parent.

(vv) “Parent Common Stock” shall mean the Common Stock, par value $0.01 per share, of Parent.

(ww) “Parent Form 10-Q” shall mean Parent’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009 (as filed with the SEC on May 8, 2009).

(xx) “Parent Options” shall mean an option to purchase shares of Parent Common Stock outstanding under any of the Parent option plans.

(yy) “Parent Restricted Stock” shall mean a share of Parent Common Stock outstanding under any of the Parent option plans that is subject to forfeiture or repurchase by Parent.

(zz) “Parent Restricted Stock Units” shall mean an award of restricted stock units outstanding under any of the Parent option plans.

(aaa) “Permitted Liens” shall mean any or all of the following: (i) Liens disclosed on the consolidated balance sheet of such Person included in the most recent annual or quarterly report filed by such Person with the SEC prior to the date of this Agreement, (ii) Liens for Taxes and other similar governmental charges and assessments which are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established to the extent required by GAAP; (iii) Liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business; (iv) undetermined or inchoate Liens, charges and privileges and any statutory Liens, licenses, charges, adverse claims, security interests or encumbrances of any nature whatsoever and claimed or held by any Governmental Authority; (v) security given in the ordinary course of business to any public utility, Governmental Authority or other statutory or public authority (vi) defects, imperfections or irregularities in title, covenants, easements and rights-of-way (unrecorded and of record) and other similar Liens (or other Encumbrances of any type) on zoning, building and other similar codes or restrictions, in each case that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (viii) Liens imposed by applicable Law (other than Tax law); (ix) Liens imposed on the underlying fee interest in leased property that are not caused by the Company or any of its Subsidiaries; and (x) non-exclusive licenses granted by the Company or its Subsidiaries in the ordinary course of business.

(bbb) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

(ccc) “Registered Intellectual Property” means Intellectual Property Rights that have been registered, applied for, filed, certified or otherwise perfected, issued, or recorded with or by any Governmental Authority, including any quasi-public legal authority.

(ddd) “Representatives” shall mean, with respect to any Person, any directors, officers, employees, controlled Affiliates and any investment bankers, attorneys, advisors, representatives or other agents of such Person.

(eee) “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002 or any successor thereto.

(fff) “SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

(ggg) “Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

(hhh) “Source Code” means computer software code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

(iii) “Subsidiary” of any Person shall mean (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one of more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

(jjj) “Superior Proposal” shall mean any unsolicited written offer or proposal (that has not been withdrawn) for a transaction or a series of related transactions providing for the acquisition of all of the outstanding voting securities of the Company which the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) is more favorable to the Company’s stockholders (in their capacity as such) than the Offer, the Merger and the transactions contemplated by this Agreement, in each case taking into consideration, in addition to any other factors determined by the Company Board to be relevant, (i) all financial considerations relevant thereto, including conditions in the financial and credit markets, (ii) the identity of the Person(s) making such offer or proposal and the parties providing any of the financing for the transaction contemplated thereby, and the prior history of such Person(s) and sources of financing in connection with the consummation or failure to consummate similar transactions, (iii) the anticipated timing, conditions and prospects for completion of the transaction contemplated by such offer or proposal, (iv) the other terms and conditions of such offer or proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such offer or proposal deemed relevant by the Company Board, and (v) any proposal made by Parent in connection therewith or response thereto.

(kkk) “Tax” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any liability under Treasury Regulation Section 1.1502-6 or any comparable provision of foreign, state or local law, and including any arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligations under any agreements or arrangements with any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of Law.

(lll) “Tax Returns” shall mean all returns, declarations, reports, estimates, statements and other documents filed or required to be filed in respect of any Taxes, including any attachments, addenda or amendments thereto.

(mmm) “WARN” shall mean the Worker Adjustment and Retraining Notification Act or any similar state or local law, including any similar law of a non-U.S. jurisdiction.

1.2 Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
401(k) Plan	7.11(a)
Agreement	Preamble
Amended Offer Documents	2.1(a)(i)
Antitrust Approval	8.1(c)
Annual Meeting	7.6(b)
Assets	4.19
Assumed Option	3.8(a)
Assumed Restricted Stock Unit	3.8(b)
Book-Entry Shares	3.9(b)(i)
Capitalization Date	4.4(a)
Certificate	3.9(b)(i)
Certificate of Merger	3.3(a)
Closing	3.2
Closing Date	3.2
Collective Bargaining Agreements	4.16(a)
Company	Preamble
Company Board Recommendation	7.7(a)
Company Board Recommendation Change	7.7(a)
Company Capitalization Representation	Annex A
Company Disclosure Schedule	Article IV
Company Form 10-K	4.1(b)
Company Insiders	7.14
Company Products	4.20(a)
Company Restricted Stock	3.8(c)
Company SEC Reports	4.6(a)
Company Securities	4.4(c)
Company Stockholder Meeting	7.6(a)
Confidential Materials	7.9(a)
Continuing Directors	2.4(b)
Consent	4.3(b)
D&O Insurance	7.12(b)
Delaware Secretary of State	3.3(a)
DGCL	Recitals
Dissenting Company Shares	3.7(b)(vi)

Effect	1.1(pp)
Effective Time	3.3(a)
Employee Plans	4.15(a)
Exchange Agent	3.9(a)(i)
Exchange Fund	3.9(a)(ii)
Expiration Date	Annex A
Foreign Employees	4.15(j)
In-Licenses	4.20(d)
Indemnified Parties	7.12(a)
Independent Directors	2.4(c)
Leased Real Property	4.17
Leases	4.17
Material Contract	4.13(a)
Maximum Annual Premium	7.12(b)
Merger	Recitals
Merger Agreement	Annex A
Merger Consideration	3.7(b)(i)
Merger Proposal	7.6(a)
Minimum Tender Condition	Annex A
Notes	7.9(a)
NYSE	1.1(e)
Offer Conditions	2.1(a)(i)
Open Source Materials	4.20(l)
Out-Licenses	4.20(d)
Parent	Preamble
Parent Balance Sheet	5.7
Parent Capitalization Date	5.4(a)
Parent Expenses	9.3(b)(v)
Parent SEC Reports	5.5(a)
Permits	4.11
Proxy Statement	7.5(a)
Purchase Time	7.1(c)
Regulation M-A Filing	7.5(d)
Requisite Merger Approval	4.2(c)
Schedule 14D-9	2.2(b)
Specified Company Representations	Annex A
Specified Parent Representations	9.1(e)
Subsidiary Securities	4.5(d)
Surviving Corporation	3.1(a)
Tail Policy	7.12(b)
Termination Date	9.1(b)
Termination Fee Amount	9.3(b)(i)
Trade Secrets	1.1(hh)

1.3 Certain Interpretations.

(a) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules, shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c) As used in this Agreement, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.”

(d) As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so requires.

(e) Unless otherwise indicated, all references herein to dollars or “$” shall mean and refer to U.S. denominated dollars.

(f) References to “deliver,” “furnish” or “made available” shall mean that such documents or information referenced shall have been delivered to Parent or its Representatives.

(g) Unless otherwise indicated or the context otherwise requires, when reference is made herein to a Person, such reference shall be deemed to include all direct and indirect Subsidiaries of such Person.

(h) Unless otherwise indicated or the context otherwise requires, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(i) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(j) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

ARTICLE II

THE OFFER

2.1 The Offer.

(a) (i) Provided that this Agreement shall not have been terminated in accordance with Article IX and that none of the events set forth in Paragraph (2) of Exhibit A hereto shall exist or have occurred and be continuing, Purchaser shall, and Parent shall cause Purchaser to, promptly (but in no event later than five days following the date hereof) file with the SEC amended Offer Documents to reflect the terms of this Agreement (as so amended, including any amendments thereto, the “Amended Offer Documents”). The Amended Offer Documents shall include the Offer to purchase all outstanding Shares at the Offer Price. The expiration date of the Offer pursuant to the Amended Offer Documents shall be no sooner than the tenth Business Day following (and including the day of) the initial filing of the Amended Offer Documents with the SEC. The obligations of Purchaser to, and of Parent to cause Purchaser to, accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to only those conditions set forth in Annex A (the “Offer Conditions”). Purchaser expressly reserves the right (but shall not be obligated) at any time or from time to time in its sole discretion to waive any Offer Condition or modify or amend the terms of the Offer, except that, without the prior written consent of the Company, Purchaser shall not (A) decrease the Offer Price or change the form of the consideration payable in the Offer, (B) decrease the number of Shares sought pursuant to the Offer, (C) amend or waive the Minimum Tender Condition (as defined in Annex A), (D) add to the conditions set forth on Annex A, (E) modify the conditions set forth on Annex A in a manner adverse to the holders of Shares, (F) extend the expiration of the Offer except as required or permitted by Section 2.1(a)(ii) or (iii), or (G) make any other change in the terms or conditions of the Offer which is adverse to the holders of Shares.

(ii) Subject to the satisfaction or waiver by Purchaser of the Offer Conditions as of the time of any scheduled expiration of the Offer, Purchaser shall, and Parent shall cause Purchaser to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such scheduled expiration and Purchaser shall, and Parent shall cause Purchaser to, immediately accept and promptly pay for all Shares as they are validly tendered during any subsequent offer period. Purchaser may, without the consent of the Company, (A) extend the Offer for one or more periods of time of up to twenty Business Days per extension if at any scheduled expiration of the Offer any of the Offer Conditions are not satisfied, until such time as such Offer Conditions are satisfied or waived or (B) elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act, provided that Purchaser shall not extend the Offer pursuant to clause (A) of this Section beyond the Termination Date without the consent of the Company unless the failure of the Offer Conditions to be satisfied was due to a material breach of this Agreement by the Company. The Offer Price may be increased, and the Offer may be extended to the extent required by Law in connection with such increase in the Offer Price, in each case without the consent of the Company.

(iii) Subject to the terms and conditions of this Agreement, Purchaser shall extend the Offer at the request of the Company on one or more occasions for periods determined by Purchaser of up to twenty Business Days per extension (x) if (A), at any scheduled expiration of the Offer all of the Offer Conditions have been satisfied or waived as of any scheduled expiration of the Offer other than (1) the Offer Condition set forth in Paragraph 1(b) of Annex A, provided that Purchaser shall not be obligated to extend the Offer pursuant to this clause (1) past the Termination Date unless Parent’s or Purchaser’s action or failure to take any action required by this Agreement has been the cause of, or resulted in, the Offer Condition set forth in Paragraph 1(b) of Annex A not being satisfied on or before the Termination Date if such action or failure to take action constituted a material breach of this Agreement; (2) the Offer Condition set forth in Paragraph 2(b) of Annex A, provided that Purchaser shall not be obligated to extend the Offer pursuant to this clause (2) past the Termination Date; (3) the Offer Condition set forth in Paragraph 2(d) of Annex A, if the inaccuracies in the representations and warranties of the Company that caused the condition set forth in Paragraph 2(d) of Annex A to not be satisfied are curable by the Company through the exercise of commercially reasonable efforts within thirty (30) calendar days, provided that Purchaser shall not be obligated to extend the Offer pursuant to this clause (3) if after the thirty (30) calendar day period after delivery of written notice from Parent to the Company of such inaccuracies, such inaccuracies are not cured by the Company unless Parent or Purchaser is in material breach of any covenant or agreement of Parent or Purchaser set forth in this Agreement; or (4) the Offer Condition set forth in Paragraph 2(e) of Annex A, if the breach of the covenant or agreement of the Company that caused the condition set forth in Paragraph 2(e) of Annex A to not be satisfied is curable by the Company through the exercise of commercially reasonable efforts within thirty (30) calendar days, provided that Purchaser shall not be obligated to extend the Offer pursuant to this clause (4) if after the thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach, such breach is not cured by the Company unless Parent or Purchaser is in material breach of any covenant or agreement of Parent or Purchaser set forth in this Agreement; or (y) if required by any Law, rule, regulation, interpretation or position of the SEC or the staff thereof or Nasdaq applicable to the Offer. Notwithstanding anything to the contrary set forth in this Agreement, Purchaser shall not be obligate to extend the Offer, except pursuant to clause (y) above, at any time that it is permitted to terminate this Agreement pursuant to Article IX.

(b) The Company and its counsel shall be given a reasonable opportunity to review and comment on the Amended Offer Documents prior to their filing with the SEC. Parent and Purchaser agree (i) to provide the Company with, and to consult with the Company regarding, any comments that may be received from the SEC or its staff with respect to the Amended Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) to provide the Company with any comments or responses thereto.

(c) Prior to the Purchase Time, Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer and Purchaser shall maintain such funds exclusively for such purpose.

2.2 Company Consent; Schedule 14D-9.

(a) The Company hereby approves of and consents to the Offer.

(b) On the date the Amended Offer Documents are filed with the SEC, the Company shall file with the SEC a Schedule 14D-9, or, if the Company shall have previously filed a Schedule 14D-9 with respect to the Offer, the Company shall file an amended Schedule 14D-9 (such Schedule 14D-9 as filed or amended on the date of the Amended Offer documents, together with all amendments and supplements thereto, the “Schedule 14D-9”) reflecting the terms of this Agreement and containing, subject to Section 7.7, the Company Board Recommendation. The Company hereby consents to the inclusion of the Company Board Recommendation in the Amended Offer Documents (it being understood that such consent shall not be deemed to limit the Company Board’s rights under Section 7.7)) and to the inclusion of a copy of the Schedule 14D-9 with the Amended Offer Documents mailed or furnished to the Company’s stockholders. Parent and Purchaser shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC. The Company agrees (i) to provide Parent and Purchaser with, and to consult with Parent and Purchaser regarding, any comments that may be received from the SEC or its staff with respect to the Schedule 14D-9 promptly upon receipt thereof and prior to responding thereto and (ii) to provide Parent and Purchaser with any comments or responses thereto.

2.3 Stockholder Lists. In connection with the Offer, if not already provided to Parent and Purchaser, the Company shall cause its transfer agent to, promptly (but in any event on or before two days following the date hereof), furnish Parent and Purchaser with mailing labels, security position listings and any available listing or computer file containing the names and addresses of the record holders of the Shares as of the latest practicable date and shall furnish Parent and Purchaser with such information and assistance (including periodic updates of such information) as Parent or Purchaser or their agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Subject to the requirements of applicable Law, and except for such actions as are reasonably necessary to disseminate the Amended Offer Documents and otherwise to perform its obligations hereunder, Purchaser shall hold all information and documents provided to it under this Section 2.3 in confidence in accordance with the provisions of Section 7.9, and shall use such information and documents only in connection with the Offer, and if this Agreement shall have been terminated Parent and Purchaser shall deliver to the Company all such information and documents (and all copies thereof).

2.4 Directors.

(a) Promptly upon the purchase by Purchaser pursuant to the Offer of such number of Shares as represents at least a majority of the then-outstanding Shares, and from time to time thereafter, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as will give Purchaser representation on the Company Board equal to the product of (x) the total number of directors on the Company Board (after giving effect to any increase in the number of directors pursuant to this Section 2.4) and (y) the percentage that such number of Shares so purchased bears to the total number of Shares outstanding, and the Company shall, upon request by Purchaser, promptly increase the size of the Company Board or use its reasonable best efforts to secure the resignations of such number of directors as is necessary to provide Purchaser with such level of representation and shall cause Purchaser’s designees to be so elected or appointed. The Company shall also use its reasonable best efforts to cause individuals designated by Purchaser to constitute the same percentage of each committee of the Company Board as the percentage of the entire Company Board represented by individuals designated by Purchaser. The Company’s obligations to appoint designees to the Company Board shall be subject to Section 14(f) of the Exchange Act. The Company shall take all actions necessary to effect any such election or appointment of Purchaser’s designees, including mailing to its stockholders the information required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder which, unless Purchaser otherwise elects, shall be so mailed together with the Schedule 14D-9 . Parent and Purchaser will supply to the Company all information with respect to themselves and their respective officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder.

(b) Following the election or appointment of Purchaser’s designees pursuant to Section 2.4(a) and prior to the Effective Time, any amendment or termination of this Agreement requiring action by the Company Board, any extension of time for the performance of any of the obligations or other acts of Parent or Purchaser under this Agreement, any waiver of compliance with any of the agreements or conditions under this Agreement that are for the benefit of the Company, any exercise of the Company’s rights or remedies under this Agreement, any action to seek to enforce any obligation of Parent or Purchaser under this Agreement (or any other action by the Company Board with respect to this Agreement or the Merger if such other action adversely affects, or could reasonably be expected to adversely affect, any of the holders of Shares other than Parent or Purchaser) may only be authorized by, and will require the authorization of, a majority of the directors of the Company then in office who are directors of the Company on the date hereof or their successors as appointed by such continuing directors (the “Continuing Directors”); provided, however, that if there shall be no Continuing Directors as a result of such individuals’ deaths, disabilities, resignations or refusals to serve, then such actions may be effected by majority vote of the Independent Directors, or, if no Independent Directors are then in office, by a majority vote of the Company Board.

(c) In the event that Parent’s designees are elected or appointed to the Company Board pursuant to Section 2.4(a), until the Effective Time, (i) the Company Board shall have at least such number of directors as may be required by the Nasdaq rules or the federal securities Laws who are considered independent directors within the meaning of such rules and Laws (“Independent Directors”) and (ii) each committee of the Company Board that is required (or a majority of which is required) by the Nasdaq rules or the federal securities Laws to be composed solely of Independent Directors shall be so composed; provided, however, that in such event, if the number of Independent Directors shall be reduced below the number of directors as may be required by such rules or Laws for any reason whatsoever, the remaining Independent Director(s) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no other Independent Director then remains, the other directors shall designate such number of directors as may be required by the Nasdaq rules and the federal securities Laws, to fill such vacancies who shall not be stockholders or Affiliates of Parent or Purchaser, and such Persons shall be deemed to be Independent Directors for purposes of this Agreement.

ARTICLE III

THE MERGER

3.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Purchaser shall be merged with and into the Company in the Merger, the separate corporate existence of Purchaser shall thereupon cease and the Company shall continue as the surviving corporation of the Merger and as a wholly-owned Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is referred to herein as the “Surviving Corporation.”

(b) If, following the Offer and any subsequent offering period, Parent, Purchaser, or any other direct or indirect Subsidiary of Parent, shall hold at least 90 percent of the outstanding shares of each class of capital stock of the Company, each of Parent, Purchaser and the Company shall take all necessary and appropriate action to cause the Merger to become effective, as soon as practicable after the consummation of the Offer, without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL.

(c) [Reserved].

3.2 The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Beacon Street, Boston, MA 02108-3194, on a date and at a time to be agreed upon by Parent, Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing (the date upon which the Closing shall actually occur pursuant hereto being referred to herein as the “Closing Date”).

3.3 Effective Time of the Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Parent, Purchaser and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in customary form and substance (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) in accordance with the applicable provisions of the DGCL (the time of such filing and acceptance by the Delaware Secretary of State, or such later time as may be agreed in writing by Parent, Purchaser and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”).

(b) [Reserved].

3.4 Effect of the Merger.

(a) At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing (and subject thereto), at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

(b) [Reserved].

3.5 Organizational Documents.

(a) Surviving Corporation.

(i) At the Effective Time, the Certificate of Incorporation of the Company shall be amended and restated in its entirety to read identically to the Certificate of Incorporation of Purchaser as in effect immediately prior to the Effective Time, and such amended and restated Certificate of Incorporation shall become the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the applicable provisions of the DGCL and such Certificate of Incorporation; provided, however, that at the Effective Time the Certificate of Incorporation of the Surviving Corporation shall be amended so that the name of the Surviving Corporation shall be “Data Domain, Inc.”

(ii) At the Effective Time, the Bylaws of Purchaser as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation (except that such bylaws shall be amended to reflect that the name of the surviving corporation will be “Data Domain, Inc.”) until thereafter amended in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

(b) [Reserved].

3.6 Directors and Officers.

(a) Surviving Corporation. At the Effective Time, the directors of Purchaser immediately prior to the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. At the Effective Time, the officers of Purchaser immediately prior to the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly appointed.

(b) [Reserved].

3.7 Effect of Merger on Capital Stock of Constituent Corporations. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, or the holders of any shares of Company Common Stock:

(a) Purchaser Capital Stock. Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, whereupon each certificate evidencing ownership of such shares of common stock of Purchaser shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b) Company Capital Stock.

(i) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Company Shares), including any Company Restricted Stock that shall have ceased, as a result of or immediately prior to the Effective Time, to be unvested or subject to a repurchase option, risk of forfeiture or other condition pursuant to the terms of such Company Stock Award or other agreement governing such Company Restricted Stock (which shall include any vesting as a result of any termination of employment or transaction contemplated by employee agreements and any resignation delivered pursuant to Section 7.13) shall be canceled and extinguished and automatically converted into the right to receive the Offer Price in cash without interest (the “Merger Consideration”).

(ii) [Reserved].

(iii) Notwithstanding anything to the contrary set forth in this Agreement, the Merger Consideration shall be adjusted appropriately to reflect fully the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Company Common Stock having a record date on or after the date hereof and prior to the Effective Time (it being understood and agreed that the inclusion of this clause (B) shall not be deemed to amend or modify the restrictions set forth in Article VI).

(iv) [Reserved].

(v) Notwithstanding anything to the contrary set forth in this Agreement, upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Purchaser, the Company, or the holders of any shares of Company Common Stock, each share of Company Common Stock owned by Parent, any Subsidiary of Parent, the Company or any of its Subsidiaries of the Company, in each case as of immediately prior to the Effective Time, shall be cancelled and extinguished without any conversion thereof or consideration paid therefor.

(vi) Notwithstanding anything to the contrary set forth in this Agreement, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a stockholder who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have properly and validly exercised such stockholder’s statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 262 of the DGCL (“Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 3.7. Any such stockholder shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that notwithstanding the foregoing, all Dissenting Company Shares held by a stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost such stockholder’s statutory right to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall thereupon be deemed to have been converted into, and to have become exchangeable for, the right to receive the Merger Consideration, without any interest thereon, upon surrender of the certificate or certificates that formerly evidenced such shares of Company Common Stock in the manner set forth in Section 3.9. The Company shall give Parent (x) prompt notice of any written demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in respect of Dissenting Company Shares and (y) the opportunity and right (at Parent’s election) to direct and control all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent or as required by an Order of a Governmental Authority of competent jurisdiction, voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for payment in respect of Dissenting Company Shares.

3.8 Company Stock Awards.

(a) At the Effective Time, each Company Option that is outstanding immediately prior to the Effective Time, whether or not then vested or exercisable (each, an “Assumed Option”), shall be assumed by Parent. In accordance with its terms and subject to the requirements of Section 422 of the Code, each Assumed Option shall (i) be converted into an option to acquire that number of shares of Parent Common Stock equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Option, and (y) the Option Exchange Ratio, rounded down to the nearest whole share of Parent Common Stock, and (ii) have an exercise price per share equal to the quotient obtained by dividing (x) the per share exercise price of Company Common Stock subject to such Assumed Option, by (y) the Option Exchange Ratio (which price per share shall be rounded up to the nearest whole cent). Each Assumed Option shall otherwise be subject to the same terms and conditions (including as to vesting and exercisability) as were applicable under the respective Company Option immediately prior to the Effective Time. It is the intention of the parties that each Assumed Option that qualified as an incentive stock option (as defined in Section 422 of the Code) shall continue to so qualify, to the maximum extent permissible, following the Effective Time.

(b) At the Effective Time, each Company Restricted Stock Unit that is outstanding immediately prior to the Effective Time shall be converted by Parent in accordance with its terms into a restricted stock unit (each, an “Assumed Restricted Stock Unit”) to acquire an amount of Merger Consideration equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit, and (y) the Merger Consideration. Each Assumed Restricted Stock Unit shall otherwise be subject to the same terms and conditions as were applicable under the respective Company Restricted Stock Unit immediately prior to the Effective Time, including, without limitation, that the right to receive Merger Consideration payable with respect to the Assumed Restricted Stock Unit following the Effective Time will be subject to the same vesting restrictions that were applicable to the Company Restricted Stock Unit immediately prior to the Effective Time.

(c) The payout of the Merger Consideration pursuant to Section 3.7(b) in exchange for shares of Company Common Stock that constitute unvested restricted stock or are otherwise subject to a right of repurchase or redemption by the Company (the “Company Restricted Stock”) issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such shares of unvested Company Common Stock immediately prior to or at the Effective Time, subject to the terms of the applicable agreement governing such shares.

(d) Prior to the Closing, and subject to prior review and approval by Parent (which approval shall not be unreasonably withheld or delayed), the Company shall use its reasonable best efforts to take all actions necessary to effect the transactions anticipated by this Section 3.8 under all Contracts relating to Company Options, Restricted Stock Units and Company Restricted Stock including specifically obtaining any required consents and delivering all required notices.

3.9 Exchange Fund; Exchange of Shares.

(a) Exchange Fund.

(i) Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the exchange agent for the Merger (the “Exchange Agent”) pursuant to an agreement reasonably acceptable to the Company entered into prior to the earlier of (i) date on which, if necessary, Parent and the Company disseminate the Proxy Statement or (ii) the Closing.

(ii) At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with the terms and conditions of this Article III, cash in an amount sufficient to pay the Merger Consideration payable pursuant to Section 3.7(b)(i). All cash deposited with the Exchange Agent pursuant hereto shall hereinafter be referred to as the “Exchange Fund.” Pursuant to irrevocable instructions, the Exchange Agent shall promptly deliver the Merger Consideration from the Exchange Fund to the former Company stockholders who are entitled thereto pursuant to Section 3.7.

(b) Exchange Procedures.

(i) Promptly following the Effective Time, Parent and Purchaser shall cause the Exchange Agent to mail to each holder of record (as of immediately prior to the Effective Time) of a certificate that represented outstanding shares of Company Common Stock as of immediately prior to the Effective Time (a “Certificate”), and each holder of record of uncertificated shares of Company Common Stock represented by book-entry shares (“Book-Entry Shares”) as of immediately prior to the Effective Time, (A) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent), and (B) instructions for use in effecting the surrender of Certificates (or Book-Entry Shares) in exchange for the Merger Consideration payable in respect thereof (in accordance with Section 3.7(b)).

(ii) Upon surrender of Certificates for cancellation to the exchange Agent (or upon receipt of an appropriate agent’s message in the case of Book-Entry Shares), together with a letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates and Book-Entry Shares shall be entitled to receive in exchange therefor the cash amounts such holders are entitled to receive pursuant to Section 3.7(b), and any Certificates or Book-Entry Shares so surrendered shall forthwith be canceled. The Exchange Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on any cash amounts payable upon the surrender of such Certificates or Book-Entry Shares pursuant to this Section 3.9. Until so surrendered, outstanding Certificates and Book-Entry Shares shall be deemed, from and after the Effective Time, to evidence only the right to receive the Merger Consideration payable in respect thereof. Exchange of Book-Entry Shares shall be effected in accordance with the customary procedures in respect of shares represented by book entry on the stock ledger of the Company.

(c) [Reserved].

(d) [Reserved].

(e) Required Withholding. Each of the Exchange Agent, Parent and the Surviving Entity shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of shares of Company Common Stock such amounts that are required to be deducted or withheld therefrom under United States federal or state, local or foreign Tax law. Parent shall timely pay the amounts withheld to the appropriate Tax authority. To the extent that such amounts are so deducted or withheld and paid out to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f) No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Exchange Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

(g) Termination of Exchange Fund. At the request of Parent, any portion of the Exchange Fund which remains undistributed or unclaimed on the date that is six (6) months immediately following the Effective Time shall be delivered to Parent, and any holders of the Certificates who have not theretofore surrendered Certificates in compliance with this Section 3.9 shall thereafter look only to Parent for payment of the Merger Consideration payable in respect thereto pursuant to Section 3.7(b).

3.10 No Further Ownership Rights in Company Common Stock. Subject to the provisions of Section 3.7, from and after the Effective Time, all shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled, retired and cease to exist, and each holder of a Certificate theretofore representing any shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect thereof pursuant to Section 3.7(b) upon the surrender thereof in accordance with the provisions of Section 3.9. The Merger Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to Parent, the Surviving Entity for any reason, they shall be canceled and exchanged as provided in this Article III.

3.11 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration that is payable in respect thereof pursuant to Section 3.7(b); provided, however, that Parent and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct (consistent with market practice) as an indemnity against any claim that may be made against Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

3.12 Tax Treatment. The Merger is intended to constitute a taxable transaction for U.S. federal income tax purposes.

3.13 Taking of Necessary Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Purchaser, the directors and officers of the Company and Purchaser shall take all such lawful and necessary action.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Reports filed with the SEC from and after March 13, 2009 and prior to the date hereof (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) or (ii) as set forth in the disclosure letter delivered by the Company to NetApp, Inc. in connection with the NetApp Merger Agreement (the “Company Disclosure

Schedule”), which identifies by reference to, or has been grouped under a heading referring to, a specific section of this Agreement (with sections of the Company Disclosure Schedule deemed to be changed to the extent necessary to account for differences in Section numbering between this Agreement and the NetApp Merger Agreement) and constitutes an exception hereto and disclosure made pursuant to any section of the Company Disclosure Schedule shall be deemed to be disclosed against each of the other sections of this Agreement to the extent the applicability of the disclosure to such other section is readily apparent from the disclosure made (without reference to the underlying documents referenced therein), the Company hereby represents and warrants to Parent and Purchaser as follows:

4.1 Organization and Standing.

(a) The Company is a corporation duly organized, validly existing and in good standing under Delaware Law. The Company has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The copies of the certificate of incorporation and bylaws of the Company that are filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Company Form 10-K”) are complete and correct copies thereof as in effect on the date hereof, and (b) all actions taken by written consent and all minutes (or, in the case of draft minutes or written consents, the most recent drafts thereof) of all meetings of the stockholders, the Company Board and each committee of the Company Board since the Company’s initial public offering on June 26, 2007. The Company is not in violation of its certificate of incorporation or bylaws, and the Company has not violated its certificate of incorporation or bylaws since the Company’s initial public offering on June 26, 2007.

4.2 Corporate Approvals.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and subject to obtaining the Requisite Merger Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company other than, in the case of the consummation of the Merger, (i) the filing with the SEC of a proxy statement with respect to and obtaining the Requisite Merger Approval and (ii) the filing of the Certificate of Merger as required by the DGCL, and no additional corporate or other actions or proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) At a meeting duly called and held on or prior to the date hereof, the Company Board unanimously (i) determined that this Agreement, the Offer and the Merger are advisable, (ii) determined that this Agreement is fair to, and in the best interests of, the Company’s stockholders, (iii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations set forth herein and the consummation of the Merger and the transactions contemplated hereby upon the terms and conditions set forth herein, and (iv) resolved to recommend that the stockholders of the Company accept the Offer and approve the Merger Proposal at the Company Stockholder Meeting. As of the date hereof, the Company Board has not rescinded or modified in any way the foregoing determinations and actions.

(c) Assuming that the representations of Parent and the Purchaser set forth in Section 5.10 are accurate, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock, voting together as a class, in favor of the Merger Proposal (the “Requisite Merger Approval”) is the only vote of the holders of any class or series of Company Capital Stock necessary (under applicable Laws or otherwise) to adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement and consummate the Merger.

4.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by the Company of this Agreement, the consummation of the Offer, the consummation by the Company of the Merger and the compliance by the Company with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or other equivalent charter documents of any of the Company’s Subsidiaries, (ii) subject to obtaining such Consents set forth in Section 4.3(a)(ii) of the Company Disclosure Schedule, violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Material Contract, (iii) subject to obtaining the Requisite Merger Approval, violate or conflict with any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

(b) No consent, approval, Order or authorization of, or filing or registration with, or notification to (any of the foregoing being a “Consent”), any Governmental Authority is required on the part of the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of Nasdaq, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent or the Company to consummate the Offer or the Merger.

4.4 Capitalization.

(a) The authorized capital stock of the Company consists of (i) 300,000,000 (Three Hundred Million) shares of Company Common Stock, and (ii) 20,000,000 (Twenty Million) shares of Company Preferred Stock. As of the close of business on May 19, 2009 (the “Capitalization Date”): (A) 61,539,064 (Sixty-One Million Five Hundred Thirty-Nine Thousand Sixty-Four) shares of Company Common Stock were issued and outstanding, of which 456,753 (Four Hundred Fifty-Six Thousand Seven Hundred Fifty-Three) were unvested and subject to a right of repurchase as of such date, (B) no shares of Company Preferred Stock were issued and outstanding and (C) there were no shares of Company Capital Stock held by the Company as treasury shares. As of the close of business on the Capitalization Date, with respect to the Company Option Plans, there were outstanding Company Options or Company Restricted Stock Units to purchase or otherwise acquire 14,231,414 (Fourteen Million Two Hundred Thirty-One Thousand Four Hundred Fourteen) shares of Company Common Stock, of which 5,495,939 (Five Million Four Hundred Ninety-Five Thousand Nine Hundred Thirty-Nine) were exercisable or vested as of such date and, since such date, the Company has not granted, committed to grant or otherwise created or assumed any obligation with respect to any Company Options or Company Restricted Stock, other than as permitted by Section 6.2(b). Since the close of business on the Capitalization Date, the Company has not issued or authorized the issuance of any shares of Company Capital Stock other than pursuant to the exercise of Company Options or the settlement of Company Restricted Stock Units granted under a Company Option Plan in compliance with the terms of this Agreement. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of any preemptive rights.

(b) The Company has reserved 6,606,629 (Six Million Six Hundred Six Thousand Six Hundred Twenty-Nine) shares of Company Common Stock for issuance under the Company Option Plans. The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock on the date of grant of such Company Option. All grants of Company Options, Company Restricted Stock Units and shares of Company Restricted Stock were validly issued and properly approved by the Company Board in accordance with all applicable Laws and the Company Option Plans and have been properly accounted for in accordance with GAAP on the Company’s audited financial statements.

(c) Except as set forth in this Section 4.4, there are (i) no outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company, or that obligates the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company (the items in clauses (i), (ii), (iii) and (iv), together with the capital stock of the Company, being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities. Prior to the Purchase Time the Company will make available with respect to each outstanding Company Option, as of the Capitalization Date, the name of the holder of such option, the number of shares of Company Common Stock issuable upon the exercise of such option, the exercise price of such option (and whether such option is subject to Section 409A of the Code), the date on which such option was granted, the vesting schedule for such option (including any acceleration provisions with respect thereto), including the extent unvested and vested to date, and whether such option is intended to qualify as an incentive stock option as defined in Section 422 of the Code. Prior to the Purchase Time the Company will make available, as of the Capitalization Date, the name of the holder of such award, the number of shares of Company Restricted Stock held by such holder, the repurchase price of such Company Restricted Stock, the date on which such Company Restricted Stock was purchased or granted, the applicable vesting schedule pursuant to which the Company’s right of repurchase or forfeiture lapses, and the extent to which such Company right of repurchase or forfeiture has lapsed as of the date hereof. Prior to the Purchase Time the Company will make available with respect to each holder of Company Restricted Stock Unit, as of the Capitalization Date, the name of the holder of such award, the number of shares of Company Restricted Stock Unit held by such holder, the date on which such Company Restricted Stock Unit was granted and the applicable vesting schedule. There are no commitments or agreements of any character to which the Company is bound obligating Company to waive its right of repurchase or forfeiture with respect to any Company Restricted Stock or Company Restricted Stock Unit as a result of the Offer or the Merger (whether alone or upon the occurrence of any additional or subsequent events).

(d) Neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any securities of the Company.

4.5 Subsidiaries.

(a) A complete and accurate list of the name and jurisdiction of organization of each Subsidiary of the Company is set forth in Exhibit 21.1 to the Company Form 10-K. Except for the Subsidiaries, securities and other interests held in a fiduciary capacity and beneficially owned by third parties, the Company does not own, directly or indirectly, any capital stock of, or other equity or voting interest in, any Person.

(b) Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries has the requisite corporate or other applicable power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company’s Subsidiaries is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. None of the Company’s Subsidiaries is in violation of its certificate of incorporation, bylaws or other applicable charter governing documents.

(c) All of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) have been duly authorized and validly issued and are fully paid, nonassessable and are free of preemptive rights and (ii) are owned, directly or indirectly, by the Company, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business in substantially the same manner as such businesses are presently conducted.

(d) There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company, (iii) obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, any Subsidiary of the Company

(the items in clauses (i), (ii) and (iii), together with the capital stock of the Subsidiaries of the Company, being referred to collectively as “Subsidiary Securities”) or (iv) other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Subsidiary Securities. There are no outstanding agreements of any kind which obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding Subsidiary Securities.

4.6 SEC Reports; Other Reports.

(a) The Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since the Company’s initial public offering on June 26, 2007 (all such forms, reports and documents, the “Company SEC Reports”). Each Company SEC Report (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing) complied as of its filing date, in all material respects as to the form of the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Company SEC Report was filed. True and correct copies of all Company SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to Parent or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of the Company has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report, except as disclosed in certifications filed with the Company SEC Reports. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to any of the Company SEC Reports.

(b) The Company and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since the Company’s initial public offering on June 26, 2007, with any Governmental Authority (other than the SEC) and have paid all fees and assessments due and payable in connection therewith except as would not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

4.7 Financial Statements and Controls.

(a) The consolidated financial statements of the Company and its Subsidiaries filed in or furnished with the Company SEC Reports complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and they have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) The Company has established, and maintains, adheres to and enforces a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with appropriate authorizations of management and the Company Board and (iii) provide reasonable assurance that prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the Company’s financial statements. Except as disclosed in Company SEC Reports filed with the SEC from and after the filing of the Company 10-K, neither the Company nor any of its Subsidiaries (including any employee thereof) nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by the Company, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (C) any claim or allegation regarding any of clauses (A) and (B).

(c) The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar

Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K of the SEC)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any its Subsidiaries in the Company’s consolidated financial statements.

(e) Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant, consultant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any substantive material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported to the Company Board or any committee thereof or to any director or executive officer of the Company (i) evidence of a material violation of securities laws or (ii) breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents.

(f) To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Laws of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or any such Subsidiary has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against an employee of the Company or any of its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(g) The Company is in compliance in all material respects with all effective provisions of the Sarbanes-Oxley Act that apply to the Company and the applicable listing and corporate governance rules of Nasdaq.

4.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent, matured, unmatured or otherwise), other than (a) liabilities reflected or otherwise reserved against in the Company Balance Sheet as filed with the Company Form 10-Q, (b) liabilities incurred after the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (c) liabilities contemplated by this Agreement, or (d) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

4.9 Absence of Certain Changes.

(a) Since the date of the Company Balance Sheet through the date of this Agreement, there has not been or occurred:

(i) any Material Adverse Effect on the Company;

(ii) any split, combination or reclassification of any shares of capital stock, declaration, setting aside or paying of any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock of the Company or any Subsidiary other than cash dividends made by any wholly owned Subsidiary of the Company to the Company or one of its Subsidiaries;

(iii) any damage, destruction or other casualty loss (whether or not covered by insurance) with respect to any assets that, individually or in the aggregate, are material to the Company and its Subsidiaries, taken as a whole;

(iv) any change in any method of accounting or accounting principles or practice, or Tax election, by the Company or any of its Subsidiaries, except for any such change required by reason of a change in GAAP or regulatory accounting principles;

(v) any amendment of the Company’s or any Subsidiary’s certificate of incorporation or bylaws or other charter documents;

(vi) any acquisition, redemption or amendment of any Company Securities or Subsidiary Securities, other than any acquisition or redemption permitted by the terms of the Company Stock Award or the Company Options Plans;

(vii) (i) any incurrence or assumption of any long-term or short-term debt for borrowed money or issuance of any debt securities by the Company or any of its Subsidiaries except for short-term debt incurred to fund operations of the business or owed to the Company or any of its wholly-owned Subsidiaries, in each case, in the ordinary course of business, (ii) any assumption, guarantee or endorsement of the obligations of any other Person (except direct or indirect wholly-owned Subsidiaries of the Company) by the Company or any of its Subsidiaries, (iii) any loan, advance or capital contribution to, or other investment in, any other Person by the Company or any of its Subsidiaries (other than loans or advances to employees or direct or indirect loans, advances or capital contributions to indirect wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practice) or (iv) any mortgage or pledge of the Company’s or any of its Subsidiaries assets, tangible or intangible, or any creation of any Lien (other than a Permitted Lien) thereupon;

(viii) any plan of complete or partial liquidation, dissolution, merger (other than the NetApp Merger Agreement), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries (other than among wholly-owned Subsidiaries of the Company and other than the Merger);

(ix) commencement or settlement of any material Legal proceeding by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company, written threat of any material Legal Proceeding against the Company or any of its Subsidiaries or relating to any of their businesses, properties or assets;

(x) any entry into, adoption, change or termination of any collective bargaining agreement or similar Contract with a union, trade union, works council, or other labor relations entity by the Company or any of its Subsidiaries;

(xi) any material claims or matters raised by any individual, Governmental Authority, or any union, trade union, works council, or other labor relations entity regarding, claiming or alleging labor trouble, wrongful discharge or any other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries; or

(xii) any granting by the Company or any of its Subsidiaries of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice to any current or future employees, independent contractors or directors (other than to directors or officers of the Company or any of its Subsidiaries), or any payment by the Company or any of its Subsidiaries of any bonus, incentive compensation, or similar payment, except for bonuses made in the ordinary course of business consistent with past practice (other than to directors or executive officers of the Company), or any granting by the Company or any of its Subsidiaries of any increase in severance or termination pay or any entry by the Company or any of its Subsidiaries into any Employee Plan or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (other than offer letters and employment agreements entered into in the ordinary course of business consistent with past practice with employees, independent contractors or directors who are not officers and, in the case of employees located in the United States, are terminable “at will” without the Company or its Subsidiaries incurring any material liability or obligation).

4.10 Compliance with Laws and Orders. The Company and its Subsidiaries are in compliance in all respects with all applicable Laws and Orders, except as would not have a Material Adverse Effect on the Company.

4.11 Permits. The Company and its Subsidiaries have, and are in compliance with the terms of, all material permits, licenses, authorizations, consents, approvals and franchises from Governmental Authorities required to conduct their businesses as currently conducted (“Permits”), and no suspension or cancellation of any such Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspension or cancellation that would not have, individually or in the aggregate, a Material Adverse Effect on the Company.

4.12 Litigation; Orders; Regulatory Agreements.

(a) There is no Legal Proceeding pending or, to the Knowledge of the Company, threatened (i) against the Company, any of its Subsidiaries or any of their respective properties that (A) involves, or would be reasonably expected to involve, damages or settlement payments in excess of $1,000,000 (in the aggregate with all other Legal Proceedings), (B) seeks material injunctive relief that would reasonably be expected to have a material adverse effect on the Company, (C) seeks to impose any legal restraint on or prohibition against or otherwise limit, in each case in a manner that would reasonably be expected to result in a material adverse effect upon, Parent or the Surviving Corporation’s ability to operate the business of the Company and its Subsidiaries substantially as it was operated immediately prior to the date of this Agreement, or (D) would, individually or in the aggregate with all other pending or threatened Legal Proceedings that the Company has Knowledge of, be reasonably expected to have a Material Adverse Effect on the Company, or (ii) against any current or former director or officer of the Company or any of its Subsidiaries (in their respective capacities as such).

(b) Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

4.13 Material Contracts.

(a) For purposes of this Agreement, a “Material Contract” shall mean the Company Intellectual Property Agreements and all of the following Contracts to and by which the Company or any of its Subsidiaries is a party or is bound:

(i) any employment, independent contractor or consulting Contract (in each case, under which the Company has continuing obligations as of the date hereof) with any employee, independent contractor or director of the Company or its Subsidiaries or member of the Company Board other than Contracts with contractors or consultants that can be terminated without material penalty upon notice of ninety (90) days or less or offer letters and employment agreements entered into in the ordinary course of business consistent with past practice with employees, independent contractors or directors who are not officers and are terminable “at will” without the Company or its Subsidiaries incurring any material liability or obligation;

(ii) any Contract or plan, including the Company Stock Plans or any stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the consummation of the transactions contemplated hereby or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, except for benefits or value attributable solely to the increase in the value of the Company Common Stock as a result of any of the transactions contemplated by this Agreement;

(iii) any Contract providing for indemnification or any guaranty by or on the part of the Company or any its Subsidiaries (in each case, under which the Company or its Subsidiaries has continuing obligations as of the date hereof), other than (A) any guaranty by the Company of any of its Subsidiary’s obligations or (B) any Contract entered into in connection with the development, distribution, resale, sale, license or provision of any services or hardware or software products of the Company or any of its Subsidiaries or in any inbound license or services agreement, in each case, entered into in the ordinary course of business;

(iv) any Contract containing any covenant (A) limiting the right of the Company or any of its Subsidiaries to engage in any line of business, to make use of any material technology owned by the Company or any of its Subsidiaries or Company Intellectual Property or to compete with any Person in any line of business, prohibiting the Company or any of its Subsidiaries (or, after the Closing Date, Parent or the Surviving Corporation or any of their respective Subsidiaries) from engaging in business with any Person or levying a fine, charge or other payment for doing so or otherwise prohibiting or limiting the right of the Company or its Subsidiaries to distribute or offer any products or services or to purchase or otherwise obtain any software components, parts or subassemblies; or (B) granting any exclusive rights to a third party, in each case other than any such Contracts that (x) may be cancelled without material liability to the Company or its Subsidiaries upon notice of ninety (90) days or less or (y) are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;

(v) any Contract (A) relating to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of a material amount of assets other than in the ordinary course of business or (B) pursuant to which the Company or any of its Subsidiaries will acquire any material ownership interest in any other Person or other business enterprise other than the Company’s Subsidiaries;

(vi) Contracts, if any, for (A) the top ten (10) distributors for each of the past four (4) complete calendar quarters (as measured by unaudited quarterly bookings identified in the Company’s sales force automation tools), (B) the top fifteen (15) reseller for each of the past four (4) complete calendar quarters (as measured by unaudited quarterly bookings identified in the Company’s sales force automation tools), and (C) the top ten (10) direct customers for the past four (4) complete calendar quarters

(as measured by unaudited quarterly bookings identified in the Company’s sales force automation tools), in each case excluding quotes and purchase orders with such distributors, resellers, and customers;

(vii) any Contract providing for the development by any third party of any material Company Intellectual Property for or on behalf of the Company or its Subsidiaries, and which may not be canceled without material liability to the Company or its Subsidiaries upon notice of one hundred eighty (180) days or less;

(viii) containing any obligation to provide support or maintenance for the Company Products outside of the ordinary course of business consistent with past practice, other than those Contracts obligations that are terminable by the Company or any of its Subsidiaries on no more than ninety (90) days notice without material liability or financial obligation to the Company or its Subsidiaries;

(ix) any Contract authorizing another Person to provide support or maintenance to the Company’s customers on behalf of the Company, or any of its Subsidiaries, other than Contracts with distributors or resellers that are obligated to provide such support or maintenance;

(x) any Contract with any third party to manufacture or reproduce any Company Products or any Contract to sell or distribute any Company Products, other than Contracts with customers, distributors, resellers or sales representatives entered into in the ordinary course of business;

(xi) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit, other than accounts receivables and payables in the ordinary course of business consistent with past practice;

(xii) any settlement Contract, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business or (B) settlement agreements for cash only (which has been paid or is reserved for on the Balance Sheet) and does not exceed $200,000 as to such settlement;

(xiii) any Contract which grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or any of its Subsidiaries;

(xiv) any Contract which limits the payment of dividends by the Company or any of its Subsidiaries;

(xv) any Contract which relates to a joint venture, partnership, limited liability company agreement, revenue sharing or other similar agreement requiring the sharing of revenues or joint venture;

(xvi) any Contract which relates to an acquisition, divestiture, merger or similar transaction and which contains any material obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect;

(xvii) any Collective Bargaining Agreement or similar Contract;

(xviii) any Contract pursuant to which the Company or any of its Subsidiaries is bound to or has committed to provide any product or service to any third party on a most favored nation (MFN) basis or similar pricing basis;

(xix) any Contract entered into directly between the Company or any of its Subsidiaries, on the one hand, and a United States federal Governmental Authority, on the other hand, pursuant to which the Company or any of its Subsidiaries provided or provides any Company Products to such United States federal Governmental Authority, other than sales of Company Products to United States federal Governmental Authorities pursuant to purchase orders without any further written agreement;

(xx) any other Contract that provides for payment obligations by the Company or any of its Subsidiaries of $1,000,000 or more in any individual fiscal year that is not terminable by the Company or its Subsidiaries upon notice of ninety (90) days or less without material liability to the Company or its Subsidiary and is not disclosed pursuant to clauses (i) through (xxi) above; and

(xxi) any other Contract not listed in Section 4.13(a)(i)-(xx) above that would be a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries.

(b) Section 4.13 of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all Material Contracts.

(c) Each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries party thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such failures to be in full force and effect and such breaches and defaults that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

4.14 Taxes.

(a) All material Tax Returns required by applicable Laws to be filed by or on behalf of the Company or any of its Subsidiaries have been filed in substantial accordance with all applicable laws, and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Governmental Authority all material Taxes (including income Taxes, withholding Taxes and estimated Taxes) due and payable without regard to whether such Taxes have been assessed. The Company has established an adequate accrual for all material Taxes (including Taxes that are not yet due or payable) through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books. The Company has identified all uncertain tax positions contained in all Tax Returns filed by the Company or any of its Subsidiaries, and has established adequate reserves and made any appropriate disclosures in the most recent consolidated financial statements of the Company and its Subsidiaries included in the Company SEC Reports filed prior to the date of this Agreement in accordance with the requirements of Financial Interpretation No. 48 of FASB Statement No. 109. Prior to the Purchase Time the Company will make available to Parent complete and accurate copies of all income, franchise, non-U.S. and other material Tax Returns, and any amendments thereto, filed by or on behalf of the Company or any of its Subsidiaries or any member of a group of corporations including the Company or any of its Subsidiaries for any taxable years commencing after January 1, 2004.

(c) There are no Liens on the assets of the Company or any of its Subsidiaries relating or attributable to material Taxes, other than Permitted Liens.

(d) There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries with respect to any material Tax, and none of the Company or any of its Subsidiaries knows of any audit or investigation with respect to any liability of the Company or any of its Subsidiaries for material Taxes, and there are no agreements, arrangements, waivers or objections in effect to extend the period of limitations for the assessment or collection of any material Tax for which the Company or any of its Subsidiaries may be liable.

(e) Neither the Company nor any of its Subsidiaries has executed any closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof, or any similar Laws.

(f) Neither the Company nor any of its Subsidiaries has any liability for material Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law, including any arrangement for group or consortium relief or similar arrangement) as a transferee or successor, by operation of law, by contract or otherwise.

(g) No written claim has been made by any appropriate Governmental Authority that the Company or any of its Subsidiaries is or may be subject to any taxation by a jurisdiction in which it does not file Tax Returns.

(h) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2).

(i) Neither the Company nor any of its Subsidiaries has agreed or is required to make any material adjustments pursuant to Section 481(a) of the Code or any similar Laws by reason of a change in accounting method initiated by it or any other relevant party.

(j) The Company and its Subsidiaries will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (i) any installment sale or open transaction disposition made on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date or (iii) any deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or any similar Laws) in connection with a transaction consummated prior to the Closing.

(k) (i) There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any employee, consultant or director of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code; and (ii) each nonqualified deferred compensation plan subject to Section 409A of the Code complies in all material respects with Section 409A of the Code and all applicable guidance issued thereunder. Neither the Company nor any of its Subsidiaries is a party to any agreement which would require the payment to any current or former employee, consultant or director of an amount necessary to “gross-up” such individual for any penalty tax under Section 409A of the Code.

(l) Prior to the Purchase Time the Company and its Subsidiaries will make available to Parent complete and accurate copies of all letter rulings, technical advice memoranda, and similar documents issued since January 1, 2004, by a Governmental Authority relating to U.S. federal, state, local or non-U.S. Taxes due from or with respect to the Company or any of its Subsidiaries.

(m) The Company and each of its Subsidiaries is in compliance with all terms and conditions of (i) any material exemptions from taxation, Tax holidays, reduction in Tax rate or similar Tax relief and (ii) other material financial grants, subsidies or similar incentives granted by a Governmental Authority, whether or not relating to Taxes.

(n) Neither the Company nor any of its Subsidiaries is subject to Tax in any country other than its country of incorporation or formation by virtue of having a permanent establishment or place of business in that country.

(o) The Company and its Subsidiaries are in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(p) Section 4.14(p) of the Company Disclosure Schedule contains a complete and accurate list of each Subsidiary for which an election has been made pursuant to Section 7701 of the Code and the Treasury regulations thereunder to be treated other than its default classification for U.S. Federal income tax purposes.

(q) Neither the Company nor any of its Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

4.15 Employee Benefits.

(a) Section 4.15(a)(i) and Section 4.15(a)(ii) of the Company Disclosure Schedule, respectively, set forth a complete and accurate list, as of the date hereof, of (i) all material “employee benefit plans” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA and (ii) all other employment, independent contractor and consulting agreements (except for offer letters providing for at-will employment that do not provide for severance, acceleration or post-termination benefits), repatriation and expatriation agreements, visas, work permits, as well as all material bonus, stock option, stock purchase or other equity-based, benefit, incentive compensation, profit sharing, savings, retirement (including early retirement and supplemental retirement), disability, insurance, vacation, incentive, deferred compensation, termination, retention, change of control and other similar fringe, welfare or other employee benefit plans, programs, agreements, contracts, policies or arrangements (whether or not in writing) maintained or contributed to for the benefit of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries or with respect to which the Company or any of its Subsidiaries has any material liability or obligation (together the “Employee Plans”). With respect to each Employee Plan, prior to the Purchase Time the Company will make available to Parent complete and accurate copies of, to the extent applicable, (A) the most recent annual report on Form 5500 required to have been filed for each Employee Plan, including any required schedules thereto; (B) the most recent determination letter, if any, from the IRS for any Employee Plan that is intended to qualify under Section 401(a) of the Code; (C) the plan documents and summary plan descriptions, or a written description of the terms of any Employee Plan that is not in writing; and (D) any related trust agreements, insurance contracts, insurance policies or other documents of any funding arrangements.

(b) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has ever maintained, participated in or contributed to (or been obligated to contribute to) (i) an Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA, (ii) a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), (iii) a “multiple employer plan” as defined in ERISA or the Code, or (iv) a “funded welfare plan” within the meaning of Section 419 of the Code. No Employee Plan provides material welfare benefits that are not fully insured through an insurance contract.

(c) Each Employee Plan has been maintained, operated and administered in compliance in all material respects with its terms and with all applicable Laws, including the applicable provisions of ERISA and the Code. There are no material International Employee Plans that involve material liability to the Company or its Subsidiaries. Each Employee Plan can be amended, terminated or otherwise discontinued following the Effective Time without material liability to Parent, the Company or any of its Subsidiaries (other than ordinary administration expenses). No International Employee Plan has material unfunded liabilities, that as of the Closing, will not be offset by insurance or fully accrued.

(d) Except as required by Laws or the terms of any Employee Plans, neither the Company nor any of its Subsidiaries has announced any intent (whether or not binding) to amend in any material respect or establish any new Employee Plan or to increase materially any benefits under any Employee Plan.

(e) There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened on behalf of or against any Employee Plan, the assets of any trust under any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure.

(f) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors, officers, employees or agent’s has, with respect to any Employee Plan, engaged in or been a party to any non-exempt “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code.

(g) No Employee Plan provides post-termination welfare benefits to former employees of the Company or its ERISA Affiliates, other than pursuant to Section 4980B of the Code or any similar Laws.

(h) Each Employee Plan that is intended to be “qualified” under Section 401 of the Code either has received a favorable determination letter from the IRS to such effect, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter, and nothing has occurred since the date of such determination letter that would reasonably be expected to materially and adversely affect the qualified status of any such Employee Plan.

(i) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in conjunction with any other event, (i) result in any material payment or benefit becoming due or payable, or required to be provided, to any director, employee or independent contractor of the Company or any of its Subsidiaries, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, employee or independent contractor, or (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any current or former employee or other disqualified individual for excise taxes which may be required pursuant to Section 4999 of the Code.

(j) All Contracts of employment or for services with any employee of the Company or any of it Subsidiaries who provide services outside the United States (“Foreign Employees”), or with any director, independent contractor or consultant of or to the Company or any of its Subsidiaries, can be terminated by three (3) months notice or less given at any time without giving rise to any material claim for damages, severance pay, or compensation (other than a statutory redundancy payment required by applicable Laws).

4.16 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to any Contract or arrangement between or applying to, one or more employees, independent contractors or directors and a union, trade union, works council, group of employees, independent contractors or directors or any other labor-relations body or entity, for collective bargaining or other negotiation, consultation, or other employment-related purposes or reflecting the outcome of such collective bargaining or negotiation or consultation with respect to their respective employees, independent contractors or directors with any labor organization, union, group, association, works council or other labor-relations body or entity, or is bound by any equivalent national or sectoral agreement (“Collective Bargaining Agreements”), and no such agreement is currently being negotiated by the Company or any of its Subsidiaries. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any union, trade union, works council, group of employees or any other labor-relations body or entity) to any payments under any Collective Bargaining Agreement or require the Company or any of its Subsidiaries to consult with any union, trade union, works council, group of employees or any other labor-relations body or entity. To the Knowledge of the Company, there are no activities or proceedings by any labor organization, union, group or association or representative thereof to organize any such employees, independent contractors or directors. There are no material lockouts, strikes, slowdowns, work stoppages, concerted refusals to work overtime, or, to the Knowledge of the Company, threats thereof by or with respect to any employees nor have there been any such lockouts, strikes, slowdowns, work stoppages, or concerted refusals to work over time. The Company and its Subsidiaries are not, nor have they been, a party to any redundancy agreements (including social plans or job protection plans). There are no material actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any employee, independent contractor or director, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act or any similar state or local law, including any similar law of a non-U.S. jurisdiction.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable federal, state and local laws, rules and regulations, and, to the Company’s Knowledge, foreign laws, rules and regulations, respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, equal employment, fair employment practices, meal and rest periods, immigration status, employee safety and health, wages (including overtime wages), compensation, and hours of work, and in each case, with respect to employees, independent contractors or directors: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported in all material respects with respect to wages, salaries and other payments to employees, independent contractors or directors, (ii) is not materially liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice). Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or Order with any Governmental Authority with respect to employment practices. The services provided by each employee or director in the U.S. is terminable at the will of the Company and its Subsidiaries and any such termination would result in no liability to the Company or any Subsidiary. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer, or (iii) any employee currently or formerly classified as exempt from overtime wages.

(c) Neither the Company nor and Subsidiary has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of WARN, issued any notification of a plant closing or mass layoff required by WARN, or incurred any liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN.

4.17 Real Property. The Company and its Subsidiaries do not own any real property. Section 4.17(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all of the existing material leases, subleases or other agreements (collectively, the “Leases”) under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (such property, the “Leased Real Property”). Prior to the Purchase Time the Company will make available to Parent true, correct and complete copies of all Leases (including all material modifications and amendments thereto). The Company and/or its Subsidiaries have and own valid leasehold estates in the Leased Real Property, free and clear of all Liens other than Permitted Liens. Section 4.17(b) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of all of the existing Leases granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, now or in the future, any of the Leased Real Property. The Leases are each in full force and effect in accordance with their respective terms (except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other laws relating to creditors rights generally, the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies). Neither the Company nor any of its Subsidiaries (i) is in material breach of or default under, or has received written notice of any material breach of or default under, any material Lease and (ii) to the Knowledge of the Company, no event has occurred that with notice or lapse of time or both would constitute a material breach or default thereunder by the Company or any of its Subsidiaries or any other party thereto, except, in the case of clause (i) and (ii), as would reasonably be expected to result in a Material Adverse Effect on the Company.

4.18 Environmental Matters. Neither the Company nor any of its Subsidiaries: (i) has received any written notice or other communication of any alleged material claim, material violation of or material liability under any Environmental Law which has not heretofore been cured or for which there is any remaining material liability; (ii) has disposed of, emitted, discharged, handled, stored, transported, used or released any Hazardous Substances, distributed, sold or otherwise placed on the market Hazardous Substances or any product containing Hazardous Substances, arranged for the disposal, discharge, storage or release of any Hazardous Substances, or exposed any employee or other individual to any Hazardous Substances so as to give rise to any material liability or material corrective or remedial obligation under any Environmental Laws; (iii) has entered into any agreement that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to material liabilities arising out of Environmental Laws or the Hazardous Substances related activities of the Company or its Subsidiaries To the Company’s Knowledge, there are no Hazardous Substances in, on, or under any properties owned, leased or used at any time by the Company or each of its Subsidiaries such as could give rise to any material liability or material corrective or remedial obligation of the Company or any of its Subsidiaries under any Environmental Laws.

4.19 Assets; Personal Property. The machinery, equipment, furniture, fixtures and other tangible personal property and assets owned, leased or used by the Company or any of its Subsidiaries (the “Assets”) are, in the aggregate, sufficient and adequate to carry on their respective businesses in all material respects as presently conducted, and the Company and its Subsidiaries are in possession of and have good title to, or valid leasehold interests in or valid rights under contract to use, such Assets that are material to the Company and its Subsidiaries, taken as a whole, free and clear of all Liens (other than Permitted Liens), except for defects in title that would not result in a Material Adverse Effect on, the Company. Nothing in this Section 4.19 will be deemed to be a representation or warranty by the Company with respect to any intellectual property or Intellectual Property Right.

4.20 Intellectual Property.

(a) Section 4.20(a)(i) and Section 4.20(a)(ii) of the Company Disclosure Schedule contain, respectively, a complete and accurate list of (i) all products and services currently marketed, sold or distributed by the Company or its Subsidiaries or which have been marketed, sold, or distributed by the Company or its Subsidiaries in the two years prior to the date hereof and (ii) all products and service offerings that, based on the Company’s product roadmap as of the date of this Agreement, are in development as of the date hereof and that the Company expects or intends to make available commercially within six (6) months after the date hereof (such products described in clauses (i) and (ii), the “Company Products”).

(b) Section 4.20(b) of the Company Disclosure Schedule contains a complete and accurate list of each item of Company Registered Intellectual Property and for each such item, (i) the name of the applicant/registrant, inventor/author and current owner, (ii) the jurisdiction where the application/registration is located, (iii) the application or registration number, (iv) the filing date and the issuance/registration/grant date, (v) the prosecution status thereof, and (vi) in the case of domain name registrations the named owner, and the registrar or equivalent Person with whom that domain name is registered.

(c) In each case in which the Company or any of its Subsidiaries has acquired ownership of any Registered Intellectual Property from another Person, the Company or one of its Subsidiaries has recorded or had recorded each such acquisition with the U.S. Patent and Trademark Office, the U.S. Copyright Office, the appropriate domain name registrar or their respective equivalents in the applicable jurisdiction, as the case may be, in each case in accordance with applicable laws.

(d) Section 4.20(d) of the Company Disclosure Schedule contains a complete and accurate list of all Contracts (i) under which the Company or any of its Subsidiaries is granted the right to use or a license with respect to, Intellectual Property Rights or technology of a third Person, other than (A) non-exclusive trademark licenses or (B) licenses or services Contracts for commercially available software in binary form or available on an application service provider, “software as a service” or similar basis (1) that is available for a cost of not more than $150,000 for a subscription or a perpetual license for a single user or work station (or $500,000 in the aggregate for all users or work stations), (2) that is used by the Company but not incorporated into any Company Products, and (3) that has not been customized by the licensor for use by Company or (C) licenses for any Open Source Materials (“In-Licenses”), or (ii) under which the Company or any of its Subsidiaries has licensed to others the right to use or agreed to transfer to others any of the Company Intellectual Property or rights with respect thereto, other than pursuant to Contracts with (A) any customer, dealer, sales representative, reseller or distributor or (B) any commercial partner for the evaluation, certification or testing of Company Products in each case, entered into in the ordinary course of business (“Out-Licenses”). To the Knowledge of the Company, no third parties to any Company Intellectual Property Agreements are in material breach thereof. There are no pending material disputes regarding the scope of such Company Intellectual Property Agreements, performance of the parties thereto, or with respect to payments made or received thereunder. All Company Intellectual Property Agreements are valid, binding and in full force and effect and will continue in full force any effect for the benefit of the Company following, and survive, the execution of this Agreement and the consummation of the transactions contemplated by this Agreement.

(e) No event has occurred, and, to the Knowledge of the Company, no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, nor will the consummation of the transactions contemplated by this Agreement result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Company Source Code. Other than any Contract with customers, resellers and distributors of the Company or its Subsidiaries who are beneficiaries of any escrow arrangement with the Company or its Subsidiaries, Section 4.20(e) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or a Subsidiary has deposited, or is or may be required to deposit, with an escrow agent or any other Person, any Company Source Code.

(f) No government funding, facilities or resources of a Governmental Authority or university were used in the development of any Company Products or Company Intellectual Property, and no rights have been granted to any Governmental Authority or university with respect to any Company Products or under any Company Intellectual Property other than pursuant to the sale or license of the Company Products under terms substantially similar to the commercial rights granted by the Company and its Subsidiaries to commercial end users of the Company Products in the ordinary course of business.

(g) The Company and its Subsidiaries own all right, title and interest in all material Company Intellectual Property, free and clear of all Liens other than Permitted Liens.

(h) The Company and each of its Subsidiaries has taken reasonable and appropriate steps to protect and preserve the confidentiality of the Trade Secrets that comprise any material part of the Company Intellectual Property, and to the Knowledge of the Company, there are no unauthorized uses, disclosures or infringements of any such Trade Secrets by any Person. To the Knowledge of the Company, all use and disclosure by the Company or any of its Subsidiaries of Trade Secrets owned by another Person have been pursuant to the terms of a written agreement with such Person or was otherwise lawful. Without limiting the foregoing, the Company and its Subsidiaries have and use reasonable efforts to enforce a policy requiring (i) employees to execute a confidentiality and assignment agreement substantially in the Company’s standard form previously provided to Parent, and (ii) and consultants and contractors to execute a confidentiality and assignment agreement in favor of the Company pursuant to terms substantially similar to the terms of the Company’s standard forms of agreements.

(i) To the Knowledge of the Company, no Person or any of such Person’s products or services or other operation of such Person’s business is infringing upon or otherwise violating in any material respect any material Company Intellectual Property, and neither the Company nor any of its Subsidiaries have asserted or threatened in writing any claim against any Person alleging the same.

(j) To the Knowledge of the Company, neither the Company nor any Company Subsidiary, nor any of their respective businesses, operations or products or services is infringing or violating the Intellectual Property Rights of any third Person in any material respect. Prior to the Company’s initial public offering on June 26, 2007, neither the Company nor any of its Subsidiaries has received written notice of any material suit, claim, action, investigation or proceeding made, conducted or brought by a third Person against the Company or any of its Subsidiaries alleging that the Company or any of its Subsidiaries or any of its or their then-current products or services or other operation of the Company’s or its Subsidiaries’ business infringed or violated the Intellectual Property Rights of any third Person that was not otherwise disclosed in the Company’s Form S-1 filed in connection with the Company’s initial public offering. Since the Company’s initial public offering on June 26, 2007, neither the Company nor any of its Subsidiaries has received written notice of any suit, claim, action, investigation or proceeding made, conducted or brought by a third Person against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, no such suit, claim, action, investigation or proceeding has been filed or threatened, alleging that the Company or any of its Subsidiaries or any of its or their current products or services or other operation of the Company’s or its Subsidiaries’ business infringes or violates the Intellectual Property Rights of any third Person, nor does the Company have any Knowledge of any facts or circumstances that could reasonably be expected to give rise to such suit or claim. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened claim challenging the validity or enforceability of, or contesting the Company’s or any of its Subsidiaries’ rights with respect to, any of the Company Intellectual Property. The Company and its Subsidiaries are not subject to any Order that restricts or impairs the use of any Company Intellectual Property in any material respect.

(k) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent by operation of law or otherwise of any Material Contracts to which the Company or any of its Subsidiaries is a party, will result in (i) Parent or any of its Affiliates (other than Company) or the Company granting to any third party any right to or with respect to any material Intellectual Property Right owned by, or licensed to, any of them, that would not otherwise be granted in the absence of this Agreement or the transaction contemplated hereby, (ii) Parent or any of its Affiliates (other than Company) or the Company being bound by, or subject to, any non-compete or other material restriction on the operation or scope of its businesses, or (iii) Parent or any of its Affiliates (other than Company) or the Company being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the transaction contemplated hereby.

(l) Section 4.20(l) of the Company Disclosure Schedule contains a complete and accurate list of all software that is distributed as “open source software” or under a similar licensing or distribution model (collectively, “Open Source Materials”) (including the GNU General Public License and the LGPL) that is incorporated into a Company Product. In no case does such, or any other, use or distribution of open source software give rise to any rights in any third parties under any Company Intellectual Property, or obligations for the Company or its Subsidiaries with respect to any Company Intellectual Property, including any obligation to disclose or distribute any Company Source Code, to license any Company Intellectual Property for the purpose of making derivative works or to distribute any Company Intellectual Property or Company Product without charge.

4.21 Insurance. Each material insurance policy of the Company and its Subsidiaries is in full force and effect, no notice of cancellation has been received with respect thereto, and there is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default, by any insured thereunder, except for such defaults that would not, individually or in the aggregate, result in a Material Adverse Effect on the Company. There is no material claim pending under any of such policies as to which coverage has been denied or disputed by the underwriters of such policies.

4.22 Related Party Transactions. Except (a) as set forth in any Company SEC Report filed prior to the date hereof and (b) for compensation or other employment arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand.

4.23 State Anti-Takeover Statutes. Assuming that the representations of Parent and the Purchaser set forth in Section 5.10 are accurate, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to this Agreement and the Merger or the Offer. To the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the Offer.

4.24 Brokers. Except for Qatalyst Partners LP (a true and correct copy of whose engagement letter will be made available to Parent prior to the Purchase Time), there is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s brokerage, finder’s or any other fee or commission in connection with the transactions contemplated by this Agreement.

4.25 Opinion of Financial Advisor. The Company has received the opinion of Qatalyst Partners LP to the effect that as of the date of this Agreement and based upon and subject to the matters set forth in such opinion, the Offer Price and the Merger Consideration to be received by holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders and such opinion has not been withdrawn, revoked or modified in any respect.

4.26 Compensation Actions. All compensatory and similar arrangements that the Company or any of its Subsidiaries have made or entered into on or prior to the date hereof, including any such arrangements whereby payments have been, or may be or become, payable, and any benefits that have been or may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements (i) have been made or entered into solely in consideration of, and any such payments are or may become payable solely for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (ii) any such payments have not been and will not be calculated based on the number of Shares tendered or to be tendered in the Offer. The (A) adoption, approval, amendment or modification of each arrangement described above since the discussions relating to the transactions contemplated hereby between the Company and the Parent began has been approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto and (B) “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act is otherwise applicable thereto as a result of the taking prior to the execution of this Agreement of all necessary actions by the Company Board, the Compensation Committee of the Company Board or its independent directors.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

PARENT AND PURCHASER

Except as disclosed in the Parent SEC Reports filed with the SEC from and after April 24, 2008 and prior to the date hereof (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein), Parent and Purchaser hereby represent and warrant to the Company as follows:

5.1 Organization and Standing.

(a) Parent is duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Purchaser has the requisite corporate, limited liability or other power and authority to conduct its business as it is presently being conducted and to own, lease or operate its respective properties and assets.

(b) Each of Parent and Purchaser is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Parent. The copies of the certificate of incorporation and bylaws of Parent that are filed as exhibits to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are complete and correct copies thereof as in effect on the date hereof. Parent has delivered or will deliver to the Company prior to the Purchase Time complete and correct copies of the certificate of incorporation and bylaws (or other equivalent charter documents, as applicable) of Purchaser. Parent and Purchaser are not in violation of their respective certificates of incorporation, bylaws or other equivalent charter documents, as applicable.

5.2 Corporate Approvals.

(a) Each of Parent and Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser of their respective obligations hereunder, and, assuming the accuracy in all respects of the representations and warranties of the Company set forth in Section 4.4 and the compliance in all respects by the Company with the restrictions set forth in Section 6.2(b), the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and no additional corporate or other actions or proceedings (including a vote of Parent’s stockholders) on the part of Parent or Purchaser are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Purchaser and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against each of them in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium and other similar laws affecting or relating to creditors rights generally and is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(b) The Parent Board has unanimously (i) determined that this Agreement is advisable and in the best interests of the stockholders of Parent and approved this Agreement and the transactions contemplated hereby. As of the date hereof, the Parent Board has not rescinded or modified in any way the foregoing determinations and actions. The board of directors of Purchaser unanimously determined that this Agreement is advisable and in the best interests of, the sole stockholder of Purchaser and approved this Agreement and the transactions contemplated hereby. As of the date hereof, the board of directors of Purchaser has not rescinded or modified in any way the foregoing determinations and actions.

5.3 Non-contravention; Required Consents.

(a) The execution, delivery or performance by Parent and Purchaser of this Agreement, the consummation by Parent and Purchaser of the transactions contemplated hereby and the compliance by Parent and Purchaser with any of the terms hereof do not and will not (i) violate or conflict with any provision of the certificate of incorporation, bylaws or other equivalent constituent documents (as applicable) of Parent or Purchaser, (ii) violate, conflict with, or result in the breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their properties or assets are bound, (iii) assuming compliance with the matters referred to in Section 5.3(b), violate or conflict with any Law or Order applicable to Parent or any of its Subsidiaries or by which any of their properties or assets are bound or (iv) result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv) above, for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens which would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

(b) No consent of any Governmental Authority is required on the part of Parent, Purchaser or any of their Affiliates in connection with the execution, delivery and performance by Parent or Purchaser of this Agreement and the consummation by Parent or Purchaser of the transactions contemplated hereby, except (i) applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws, the rules and regulations of the NYSE and Nasdaq, (ii) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) compliance with any applicable requirements of the HSR Act and any applicable foreign antitrust, competition or merger control laws, and (iv) such other Consents, the failure of which to obtain would not, individually or in the aggregate, be reasonably expected to have a material adverse effect on the ability of Parent and the Company to consummate the Merger.

5.4 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 6,000,000,000 shares of Parent Common Stock, and (ii) 25,000,000 shares of Parent Preferred Stock, par value $0.01 per share. As of the close of business on April 30, 2009 (the “Parent Capitalization Date”): (i) 2,013,718,960 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, and (iii) no shares of Parent Common Stock were held by Parent as treasury shares. As of the close of business on the Parent Capitalization Date, with respect to Parent option plans, there were outstanding Parent Options, Parent Restricted Stock Units and Parent Restricted Stock to purchase or otherwise acquire 262,974,761 shares of Parent Common Stock.

(b) Except as set forth in this Section 5.4, as of the close of business on April 30, 2009, there were (i) no outstanding shares of capital stock of, or other equity or voting interest in, Parent, (ii) except for Parent’s 1.75% Convertible Senior Notes due 2011 and Parent’s 1.75% Convertible Senior Notes due 2013, no outstanding securities of Parent convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from Parent, or that obligates Parent to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, Parent, (iv) no obligations of Parent to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interest (including any voting debt) in, Parent and (v) no other obligations by Parent or any of its Subsidiaries to make any payments based on the price or value of any securities of Parent. There are no outstanding agreements of any kind which obligate Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any securities of Parent, except as disclosed in the Parent SEC Reports from and after the filing of the Parent Form-10K.

(c) All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

5.5 SEC Reports; Other Reports.

(a) Parent has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it under applicable Laws since January 1, 2006 (all such forms, reports and documents, the “Parent SEC Reports”). Each Parent SEC Report complied, or will comply, as the case may be, as of its filing date, in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, each as in effect on the date such Parent SEC Report was filed. True and correct copies of all Parent SEC Reports filed prior to the date hereof, whether or not required under applicable Laws, have been furnished to the Company or are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), each Parent SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of Parent’s Subsidiaries is required to file any forms, reports or other documents with the SEC. No executive officer of Parent has failed to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Parent SEC Report, except as disclosed in certifications filed with the Parent SEC Reports. Neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding written comments from the SEC with respect to any of the Parent SEC Reports.

(b) Parent and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2006 with any Governmental Authority (other than the SEC) and have paid all fees and assessments due and payable in connection therewith, except as would not reasonably be expected to have a Material Adverse Effect on Parent. Neither Parent nor any of its executive officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form, or manner of filing of such certifications.

5.6 Financial Statements and Controls.

(a) The consolidated financial statements of Parent and its Subsidiaries filed in or furnished with the Parent SEC Reports complied in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and they have been prepared in accordance with GAAP consistently applied during the periods and at the dates involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q), and fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC and any other adjustments expressly described therein, including the notes thereto.

(b) Parent has established, and maintains and enforces, a system of internal accounting controls which are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent are being made only in accordance with appropriate authorizations of management and the Parent Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries that could have a material effect on Parent’s financial statements. Except as disclosed in Parent SEC Reports filed with the SEC from and after the filing of the Parent Form-10K, neither Parent nor any of its Subsidiaries nor Parent’s independent auditors has identified or been made aware of (A) any significant deficiency or material weakness (as defined in Rule 13a-15(f) promulgated under the Exchange Act) in the system of internal accounting controls utilized by Parent, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Parent or (C) any claim or allegation regarding clauses (A) and (B).

(c) Parent has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15(e) or Rule 15d-15(e) promulgated under the Exchange Act) to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosure.

5.7 No Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities (whether accrued, absolute, contingent, matured, unmatured or otherwise ), other than (a) liabilities reflected or otherwise reserved against in the balance sheet of Parent set forth in the Parent Form 10-Q (the “Parent Balance Sheet”), (b) liabilities incurred after the date of the Parent Balance Sheet in the ordinary course of business consistent with past practice, (c) liabilities contemplated by this Agreement, or (d) liabilities that, individually or in the aggregate, would not have a Material Adverse Effect on Parent.

5.8 Absence of Certain Changes. Since the date of the Parent Balance Sheet through the date of this Agreement, there has not been or occurred any Material Adverse Effect on Parent.

5.9 Litigation; Orders. There is no Legal Proceeding pending or, to the Knowledge of Parent, threatened, against Parent, any of its Subsidiaries or any of their respective properties that would, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order, except for Orders that would not, individually or in the aggregate, be material to Parent and its Subsidiaries, taken as a whole.

5.10 Ownership of Company Capital Stock. Prior to the date hereof, neither Parent nor Purchaser, alone or together with any other Person, was at any time during the last three (3) years an “interested shareholder” within the meaning of Section 203 of the DGCL.

5.11 Brokers. There is no investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who is entitled to any financial advisor’s, brokerage, finders’ or other similar fee or commission in connection with the transactions contemplated by this Agreement whose fees will not be paid by Parent.

5.12 Financing. Parent has, and will have available to it upon the consummation of the Offer and the Merger, without the need for outside financing, sufficient funds to consummate the transactions contemplated hereby, including payment in full of the aggregate consideration in respect of Shares purchased in the Offer and of the Merger Consideration.

ARTICLE VI

INTERIM CONDUCT OF BUSINESS

6.1 Affirmative Obligations of the Company. Except (a) as expressly contemplated or permitted by this Agreement, (b) as set forth in Section 6.1 or Section 6.2 of the Company Disclosure Schedule, (c) as required by applicable Law, or (d) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of such time as designees of Parent constitute at least a majority of the Company Board pursuant to Section 2.4(a) and the Effective Time, each of the Company and each of its Subsidiaries shall (i) carry on its business in the ordinary course in all material respects in substantially the same manner as heretofore conducted and in material compliance with all applicable Laws and (ii) use commercially reasonable efforts, consistent with its past practices and policies, to (A) preserve intact its present business organization, (B) keep available the services of its present officers and employees and (C) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others with which it has significant business dealings.

6.2 Negative Obligations of the Company. Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 6.1 or Section 6.2 of the Company Disclosure Schedule, (iii) as required by applicable Law or the terms of any Employee Plan (copies of which have been provided to Parent), or (iv) as approved in advance by Parent in writing, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of such time as designees of Parent constitute at least a majority of the Company Board pursuant to Section 2.4(a) and the Effective Time, the Company shall not do any of the following and shall not permit its Subsidiaries to do any of the following:

(a) amend, or propose to adopt any amendments to, its certificate of incorporation or bylaws or comparable organizational documents;

(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities or any Subsidiary Securities, except for (i) the issuance and sale of shares of Company Common Stock pursuant to Company Stock Awards outstanding prior to the date hereof, (ii) the issuance of shares pursuant to the Company ESPP and (iii) Company Restricted Stock Units to purchase up to an aggregate of 250,000 shares of Company Common Stock granted in the ordinary course of business after the date of this Agreement;

(c) acquire or redeem, directly or indirectly, or amend any Company Securities or Subsidiary Securities, except to the extent that such acquisition or redemption is pursuant to the terms of any Employee Plan (as then in effect) or any agreement subject to any such Employee Plan;

(d) other than dividends or distributions made by any direct or indirect wholly-owned Subsidiary of the Company to the Company or one of its Subsidiaries, set any record or payment dates for the payment of any dividends or distributions on capital stock, split, combine or reclassify any shares of capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock;

(e) propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(f) (i) incur or assume any long-term or short-term indebtedness for borrowed money or issue any debt securities, except for loans or advances to or from direct or indirect wholly-owned Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except with respect to obligations of direct or indirect wholly-owned Subsidiaries of the Company, (iii) except for advances made in the ordinary course of business consistent with past practice, make any loans or advances to employees of the Company or any of its Subsidiaries, (iv) acquire, or make any capital contributions to or investments in any other Person (other than direct or indirect wholly-owned Subsidiaries of the Company), by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), whether by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture or other business organization or by contributions to capital; or (v) mortgage or pledge any of its or its Subsidiaries assets, tangible or intangible, or create or suffer to exist any Lien (other than Permitted Liens) thereupon;

(g) except as may be required by applicable Law or the terms of any Employee Plan, including the Company 2009 Executive Bonus Plan, as in effect on the date hereof (copies of which have been provided to Parent), enter into, adopt, amend (including an amendment to provide for the acceleration of vesting), modify or terminate any Employee Plan in any material respect, or increase or decrease the compensation or fringe benefits of any employee or director of the Company or any of its Subsidiaries (except for normal increases of cash compensation in the ordinary course of business consistent with past practice to any current or future employees below the rank of Vice President or whose base salary does not exceed $200,000 per annum), pay any bonus or special remuneration (whether in cash, equity or otherwise) to any employee, consultant, independent contractor or director (other than bonuses made in the ordinary course of business consistent with past practice with respect to employees who are not executive officers or directors of the Company), or pay any benefit not required by any Employee Plan as in effect as of the date hereof or amend the targets or the goals of the 2009 Executive Bonus Plan;

(h) forgive any Loans to any employees, officers or directors of the Company or any of its Subsidiaries, or any of their respective Affiliates;

(i) make any deposits or contributions of cash or other property to, or take any other action to fund, or in any other way secure the payment of compensation or benefits under the Employee Plans or Contracts subject to the Employee Plans, other than deposits and contributions that are required pursuant to the terms of the Employee Plans or any Contracts subject to the Employee Plans in effect as of the date hereof;

(j) enter into, amend, or extend any Collective Bargaining Agreement or similar Contract;

(k) (i) acquire, lease (as lessee) or license (as licensee) any property or assets with a fair market value in excess of $5,000,000 in the aggregate per fiscal quarter, except transactions required pursuant to existing Contracts as in effect on the date hereof; or (ii) sell, lease (as lessor), license (as licensor) or dispose of any property or assets with a net book value in excess of $100,000 in any individual transaction, except (A) transactions required pursuant to existing Contracts as in effect on the date hereof or (B) transactions in the ordinary course of business consistent with past practice;

(l) except as may be required as a result of a change in applicable Laws or in GAAP, make any change in any of the accounting principles or practices used by it;

(m) (i) make or change any Tax election that, individually or in the aggregate, would be reasonably expected to adversely affect in any material respect the Tax liability or Tax attributes of the Company or any of its Subsidiaries, (ii) change any material Tax accounting method, (iii) settle or compromise any material U.S. federal, state, local or non-U.S. Tax liability or (iv) consent to any extension or waiver of any limitation period with respect to any claim or assessment for material Taxes;

(n) enter into any Company Intellectual Property Agreement or amend any Company Intellectual Property Agreements or grant any release or relinquishment of any rights under any Company Intellectual Property Agreements, except (i) to customers and (ii) non-exclusive in-bound licenses for commercially available technology, in each case in the ordinary course of business consistent with past practice;

(o) grant any exclusive rights with respect to any Company Intellectual Property, divest any Company Intellectual Property, except if such divestiture or divestures, individually or in the aggregate, are not material to the Company, or materially modify the Company’s standard warranty terms for Company Products or services or amend or modify any product or service warranty in any manner that is likely to be materially adverse to the Company or any of its Subsidiaries;

(p) authorize, incur or commit to incur any capital expenditure(s) (including any property or assets acquired pursuant to Section 6.2(k)) which do not exceed $5,000,000 in the aggregate per fiscal quarter, other than pursuant to existing Contracts as in effect on the date hereof;

(q) settle or compromise any pending or threatened Legal Proceeding or pay, discharge or satisfy or agree to pay, discharge or satisfy any claim, liability or obligation absolute or accrued, asserted or unasserted, contingent or otherwise), other than the settlement, compromise, payment, discharge or satisfaction of Legal Proceedings, claims and other liabilities that (i) are reflected or reserved against in full in the Balance Sheet or incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (ii) are covered by existing insurance policies, or (iii) otherwise do not involve the payment of money in excess of $200,000 in the aggregate, in each case where the settlement, compromise, discharge or satisfaction of which does not include any obligation (other than the payment of money not in excess of $200,000 in the aggregate above the amounts reflected or reserved in the Balance Sheet in respect of such Legal Proceeding) to be performed by the Company or its Subsidiaries following the Effective Time;

(r) except as required by applicable Laws or GAAP, revalue in any material respect any of its properties or assets including writing-off accounts receivable;

(s) other than in the ordinary course of business consistent with past practice, (i) enter into, renew, extend or terminate (other the termination of a Material Contract pursuant to its terms as in effect as of the date hereof) any Material Contract (or any Contract that would have been a Material Contract if it had been in effect on the date hereof); or (ii) make any material amendment or change in any such Material Contract;

(t) (i) enter into any lease or sublease of material real property (whether as a lessor, sublessor, lessee or sublessee) with a term that exceeds six (6) months; (ii) modify, amend or exercise any right to renew any lease or sublease of real property; or (iii) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office or other real property;

(u) make any representations or issue any communications to current or former employee, independent contractor or director that are inconsistent with this Agreement or the transactions contemplated thereby, including any representations regarding offers of employment from Parent, any Subsidiary of the Parent, or the Surviving Corporation;

(v) enter into a Contract to do any of the foregoing or make any formal or informal arrangement or understanding, whether or not binding, with respect to any of the foregoing; or

(w) take any action which would (i) materially impair the Company’s ability to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Law or (ii) materially delay the consummation of the Offer or the Merger and the other transactions contemplated by this Agreement.

6.3 Negative Obligations of Parent. Except as approved in advance by the Company in writing, neither Parent nor any of its Subsidiaries shall, directly or indirectly, acquire or agree to acquire (whether by merger, consolidation, stock or asset purchase, tender or exchange offer, recapitalization, reorganization or any other form of transaction) any other Person if and to the extent that such transaction would reasonably be expected to (a) impair the ability of the parties hereto to consummate the Merger, or (b) delay the consummation of the Merger in any material respect.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 No Solicitation.

(a) The Company and its Subsidiaries shall, and shall cause each of their respective Representatives to, immediately cease any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal or Acquisition Transaction.

(b) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur (i) of the termination of this Agreement pursuant to Article IX and (ii) the earlier of (A) such time as designees of Parent constitute at least a majority of the Company Board pursuant to Section 2.4(a) and (B) the Effective Time, the Company shall not, the Company shall cause its Subsidiaries not to, and the Company shall not authorize or permit any of its, any of its Subsidiaries or any of their respective Representatives to, directly or indirectly:

(i) solicit, initiate or knowingly encourage or facilitate or knowingly induce any inquiry with respect to, or the making, submission or announcement of, an Acquisition Proposal or an Acquisition Transaction;

(ii) subject to Section 7.1(c), furnish to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser) any non-public information relating to the Company or any of its Subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to any Person (other than Parent, Purchaser or any designees of Parent or Purchaser), or take any other action, in each case in a manner that is intended or would be reasonably expected to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an Acquisition Proposal or an Acquisition Transaction;

(iii) subject to Section 7.1(c), participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal or an Acquisition Transaction;

(iv) approve, endorse or recommend an Acquisition Proposal or an Acquisition Transaction;

(v) enter into any letter of intent, memorandum of understanding or other Contract contemplating or otherwise relating to an Acquisition Proposal or an Acquisition Transaction (other than a confidentiality and “standstill” agreement pursuant to and in accordance with Section 7.1(c));

(vi) terminate, amend or waive any material rights under (or fail to enforce by seeking an injunction or by seeking to specifically enforce the material terms of) any confidentiality or “standstill” or other similar agreement between the Company or any of its Subsidiaries and any other Person;

(vii) take any action to exempt any Person, other than Parent and Purchaser, from DGCL Section 203 or any other applicable anti-takeover Laws; or

(viii) agree with a third party to do any of the foregoing, or propose to third parties (including Company stockholders) to do any of the foregoing other than pursuant to Section 7.1(c), Section 7.7(b) or Section 9.1(h) in accordance with the terms thereof.

(c) Notwithstanding the foregoing terms of Section 7.1(b) or any other provision in this Agreement, at any time prior to the acceptance for payment of Shares pursuant to the Offer (the “Purchase Time”), the Company Board may, directly or indirectly through advisors, agent’s or other intermediaries, (x) engage or participate in discussions or negotiations with any Person that has made (and not withdrawn) an unsolicited Acquisition Proposal in writing after the date hereof, and/or (y) furnish or make available to any Person that has made (and not withdrawn) an unsolicited Acquisition Proposal in writing after the date hereof, any non-public information relating to the Company or any of its Subsidiaries; provided, however, the Company may take any action contemplated by the foregoing clauses (x) or (y) if and only if all of the following conditions have been satisfied prior to taking such action (and continue to be satisfied at all times during which any of the foregoing actions are being taken):

(i) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal either constitutes or is reasonably likely to lead to a Superior Proposal and (B) the failure to take such action is reasonably likely to result in a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of this Section 7.1 (other than those terms set forth in Section 7.1(f)) in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company shall have entered into a confidentiality and “standstill” agreement with such Person, (A) the terms of which are no less favorable to the Company than those contained in the Mutual Nondisclosure Agreement, dated as of May 7, 2009, by and between NetApp, Inc. and Data Domain, Inc. (as such agreement was in effect on the date the NetApp Merger Agreement was first executed) and (B) the “standstill” provisions of which do not include a “sunset”, “fall-away” or other similar exception that would result in the “standstill” provisions becoming inapplicable at any time prior to the valid termination of this Agreement in accordance with its terms;

(iv) the Company shall have given Parent’s Chief Executive Officer at least twenty-four (24) hours prior written notice of (x) its intent to take the action permitted by this Section 7.1(c) and (y) the identity of the Person(s) making the Acquisition Proposal forming the basis for taking the action permitted by this Section 7.1(c), and (z) all of the material terms and conditions of such Acquisition Proposal (and if such Acquisition Proposal is in written form, prior to taking any action with respect to such Person, the Company shall have given Parent a copy of such Acquisition Proposal and all related agreements, commitment letters and other material documents constituting such Acquisition Proposal provided or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith); and

(v) prior to or contemporaneously with furnishing any non-public information to such Person, the Company shall have furnished or made available such non-public information to Parent (to the extent such information has not been previously furnished or made available by the Company to Parent).

(d) Without limiting the generality of the foregoing, Parent, Purchaser and the Company acknowledge and hereby agree that any action taken by any Representative of the Company or any of its Subsidiaries that would be a breach of the restrictions set forth in this Section 7.1 if taken by the Company shall be deemed to be a breach of this Section 7.1 by the Company for all purposes of and under this Agreement.

(e) In addition to the obligations of the Company set forth in Section 7.1(c), the Company shall promptly, and in all cases within forty-eight (48) hours of its receipt, advise Parent in writing of the receipt by the Company, any of its Subsidiaries or any of their respective Representatives of (i) any Acquisition Proposal, (ii) any request for information that would reasonably be expected to lead to an Acquisition Proposal, or (iii) any inquiry with respect to, or which would reasonably be expected to lead to, any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal, request or inquiry (and all related agreements, commitment letters and other documents constituting or relating to such Acquisition Proposal or otherwise furnished by the Person(s) making such Acquisition Proposal in connection therewith), and the identity of the Person or group making any such Acquisition Proposal, request or inquiry. At all times from and after the Company’s, any of its Subsidiaries’ or any of their respective Representative’s receipt thereof, the Company shall keep Parent reasonably informed of the status and material terms and conditions (including all amendments or proposed amendments) of any such Acquisition Proposal, request or inquiry.

(f) The Company shall provide Parent with at least twenty-four (24) hours prior written notice (or any shorter period of advance notice provided to members of the Company Board) of a meeting of the Company Board (or any committee thereof) at which the Company Board (or any committee thereof) is reasonably expected to consider an Acquisition Proposal or Acquisition Transaction.

7.2 Reasonable Best Efforts to Complete.

(a) Upon the terms and subject to the provisions set forth in this Agreement, each of Parent, Purchaser and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including by:

(i) using its reasonable best efforts to cause the conditions to the Offer set forth in Annex A and the conditions to the Merger set forth in Article VIII to be satisfied or fulfilled;

(ii) using its reasonable best efforts to obtain all necessary or appropriate consents, waivers and approvals, and to provide all necessary notices, under Material Contracts so as to maintain and preserve the benefits under such Contracts following the consummation of the transactions contemplated by this Agreement, provided that in the event that the other parties to any such Contract, including any lessor or licensor of any Leased Real Property, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall not make or commit to make any such payment or provide any such consideration without Parent’s prior written consent;

(iii) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, and obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including the Antitrust Approval) in connection with this Agreement and the consummation of the transactions contemplated hereby;

(iv) executing and delivering any additional mutually acceptable instruments mutually deemed necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; and

(v) assisting the other parties in (A) making all necessary registrations, declarations and filings with Governmental Authorities in connection with this Agreement and the consummation of the transactions contemplated hereby, including by providing such information regarding itself, its Affiliates and their respective operations as may be requested in connection with a filing by it or any of its Subsidiaries, (B) obtaining all necessary actions or non-actions, waivers, clearances, consents, approvals, orders and authorizations from Governmental Authorities (including the Antitrust Approval) in connection with this Agreement and the consummation of the transactions contemplated hereby, and (C) delivering any additional mutually acceptable instruments mutually deemed required to be made, obtained or delivered to consummate the transactions contemplated by this Agreement.

(b) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 7.2 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to (i) litigate or otherwise contest any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement or (ii) agree to any divesture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

7.3 Regulatory Filings.

(a) Without limiting the generality of the provisions of Section 7.2 and to the extent required by applicable Laws, as promptly as practicable following the execution and delivery of this Agreement, each of Parent and the Company shall make or submit all applications, notices, petitions and filings, file or submit all documentation, and use their respective reasonable best efforts to obtain as promptly as practicable all clearances, permits, consents, approvals and authorizations of all Governmental Authorities, in each case which are necessary or advisable to consummate the transactions contemplated by this Agreement as promptly as practicable and to comply with the terms and conditions of all such clearances, permits, consents, approvals and authorizations of all Governmental Authorities. The Company and Parent shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws and Orders, all the documentation and information relating to either party and any of its respective Subsidiaries, that appears in any application, notice, petition, filing and documentation made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority whose clearance, consent or approval is required to consummate the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any clearance, consent or approval required in order to consummate the transactions contemplated by this Agreement will not be obtained or that the receipt of any such clearance, consent or approval will be materially delayed or conditioned.

(b) Each of Parent and the Company shall promptly (i) cooperate and coordinate with the other in the making and submitting the applications, notices, petitions and filings contemplated by this Section 7.3, (ii) subject to applicable Laws and Orders, supply the other with any information that may be required in order to effectuate such applications, notices, petitions and filings, and (iii) supply any additional information that may be required or reasonably requested by any Governmental Authority in connection with such applications, notices, petitions and filings. Subject to applicable Laws and Orders, each party hereto shall (A) promptly inform the other party hereto of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement, (B) permit the other party hereto the opportunity to review in advance all the information relating to Parent and its Subsidiaries or the Company and its Subsidiaries, as the case may be, that appears in any application, notice, petition or filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the transactions contemplated hereby, (C) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation, or inquiry concerning the transactions contemplated hereby unless and until such party has consulted with the other party, and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend such meeting or discussion, and (D) furnish the other party with copies of all correspondences, filings, and written communications between them and their Subsidiaries and representatives, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated hereby. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to require Parent or the Company or any Subsidiary thereof to (i) litigate or otherwise contest any administrative or judicial action or proceeding that may be brought in connection with the transactions contemplated by this Agreement or (ii) agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

7.4 Anti-Takeover Laws. In the event that any state anti-takeover or other similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, the Company, at the direction of the Company Board, and Parent, at the direction of the Parent Board, each shall use its reasonable best efforts to provide that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the provisions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.

7.5 Proxy Statement; Amended Schedule TO; Schedule 14D-9.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), as soon as practicable after the consummation of the Offer, Parent and the Company shall prepare, and the Company shall file with the SEC a letter to stockholders, notice of meeting, proxy statement and form of proxy, or the information statement, as the case may be, that may be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented from time to time, the “Proxy Statement”). Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall cause its respective representatives to, fully cooperate with the other party hereto and its respective representatives in the preparation of the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation of the Proxy Statement, and any amendment or supplement thereto, and each of Parent and the Company shall provide the other party hereto with a reasonable opportunity to review and comment thereon. As promptly as practicable after the consummation of the Offer, Parent and the Company shall cause the Proxy Statement to be disseminated to the stockholders of the Company.

(b) [Reserved].

(c) [Reserved].

(d) The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Securities Act and the Exchange Act. Without limiting the generality of the foregoing, the information supplied or to be supplied by any party hereto for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The information supplied or to be supplied by or on behalf of either party hereto for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each, a “Regulation M-A Filing”) shall not, at the time any such Regulation M-A Filing is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Without limiting the generality of the foregoing, prior to the Effective Time, Parent and the Company shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement or any Regulation M-A Filing so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law or the SEC, disseminated to the stockholders of Parent and/or the Company. Parent and the Company shall each notify the other as promptly as practicable after the receipt by it of any written or oral comments of the SEC or its staff on, or of any written or oral request by the SEC or its staff for amendments or supplements to, the Proxy Statement or any Regulation M-A Filing, and shall promptly supply the other with copies of all correspondence between it or any of its representatives and the SEC or its staff with respect to any of the foregoing filings. Prior to mailing the Proxy Statement to stockholders (or filing or mailing any amendment thereof or supplement thereto), each of Parent and the Company, as the case may be, (i) shall provide the other party with a reasonable opportunity to review and comment on such document or response, (ii) shall include in such document or response all comments reasonably and timely proposed by such other party and (iii) shall not file or mail such document or respond to the SEC prior to receiving such other party’s approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(e) The Schedule 14D–9 will not, at the time the Schedule 14D–9 is filed with the SEC and at any time prior to the Purchase Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company shall not be responsible under this Section 7.5(e) with respect to information supplied in writing by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser expressly for inclusion in the Schedule 14D-9 . The Schedule 14D–9 will, at the time the Schedule 14D-9 is filed with the SEC, at the time it is mailed to the stockholders of the Company and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC thereunder.

(f) None of the information supplied by or on behalf of Parent, Purchaser or any Affiliate of Parent or Purchaser for inclusion in the Schedule 14D-9 will, at the times such documents are filed with the SEC and when mailed to stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(g) None of the Amended Offer Documents will, at the times such documents are filed with the SEC and at any time prior to the Purchase Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent or Purchaser will not be responsible under this Section 7.5(g) with respect to information supplied in writing by or on behalf of the Company or any Affiliate of the Company expressly for inclusion therein. The Amended Offer Documents will, at the time the Amended Offer Documents are filed with the SEC and, at the time they are mailed to the stockholders of the Company, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(h) None of the information supplied by or on behalf of the Company for inclusion in the Amended Offer Documents will, at the time such documents are filed with the SEC, when mailed to stockholders and at the time any amendment or supplement thereto is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i) Parent and the Company shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act.

7.6 Company Stockholder Meeting.

(a) Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), the Company shall establish a record date for, call, give notice of, convene, hold, and take a vote of stockholders on the adoption of the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement in accordance with the DGCL (the “Merger Proposal”) at a meeting of the Company’s stockholders (the “Company Stockholder Meeting”) as promptly as practicable following the consummation of the Offer (which shall be within forty five (45) days following the date on which the Proxy Statement is first disseminated to Company’s stockholders unless Parent shall otherwise consent to a different date). The Company shall use its reasonable best efforts to solicit proxies from the Company’s stockholders and, unless the Company Board has effected a Company Board Recommendation Change pursuant to and in accordance with the terms of Section 7.7, the Company Board shall use its reasonable best efforts to obtain the Requisite Merger Approval at the Company Stockholder Meeting or any postponement or adjournment thereof. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall submit the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement to the Company’s stockholders for adoption at the Company Stockholder Meeting, and the Company’s obligations under this Section 7.6 shall not be terminated, superseded, limited, modified or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or Acquisition Transaction, or by any Company Board Recommendation Change (whether or not in compliance with the terms hereof). Parent and Purchaser each agree that at the Company Stockholder Meeting, all of the Shares acquired pursuant to the Offer and all other shares of Company Common Stock otherwise owned by Parent, Purchaser or their respective controlled affiliates will be voted in favor of the Merger. For the avoidance of doubt, the Company shall not be required to hold the Company Stockholder Meeting if this Agreement is validly terminated in accordance with Section 9.1.

(b) Prior to such time as designees of Parent constitute at least a majority of the Company Board pursuant to Section 2.4(a), the Company shall not establish a record date for, call, give notice of, convene or hold any meeting of the Company’s stockholders; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Company may establish a record date for, call, give notice of, convene and hold its annual meeting of stockholders for 2009 (the “Annual Meeting”) and shall use commercially reasonable efforts to hold the Annual Meeting within thirteen (13) calendar months from the date of its annual meeting of stockholders for 2008. At the Annual Meeting, (x) the Company may submit to a vote of its stockholders (i) the election of directors to the Company Board and (ii) the ratification of its independent public accounting firm, and (y) the Company shall not propose for consideration or submit for a vote any matters other than those set forth in the previous sentence and such other matters which the Company is legally required to submit to a vote of its stockholders at the Annual Meeting. Parent and the Company shall cooperate in good faith to determine whether the Merger Proposal shall be considered at the Annual Meeting in lieu of a special meeting, and in such event, the terms and provisions of Section 7.6(a) shall be qualified by the terms and provisions of this Section 7.6(b).

(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company may adjourn or postpone the Company Stockholder Meeting solely (i) for up to ten (10) Business Days, if the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that it is necessary or appropriate to postpone or adjourn the Company Stockholder Meeting in order to (A) give Company Stockholder sufficient time to evaluate any information or disclosure that the Company has sent to Company Stockholders or otherwise made available to Company Stockholders by issuing a press release, filing materials with the SEC or otherwise (including in connection with any Company Board Recommendation Change) or (B) to enable the additional time to solicit proxies from Company Stockholders or (ii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law, Order or a request from the SEC or its staff.

7.7 Company Board Recommendation.

(a) Subject to the terms of this Section 7.7, the Company Board shall recommend that the Company’s stockholders accept the Offer and adopt the “agreement of merger” (as such term is used in Section 251 of the DGCL) set forth in this Agreement in accordance with the applicable provisions of the DGCL (the “Company Board Recommendation”) at the Company Stockholder Meeting. Neither the Company Board nor any committee thereof shall (x) withhold, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify the Company Board Recommendation or (y) approve, endorse or recommend, or publicly propose to approve, endorse or recommend any Acquisition Proposal or agreement pursuant to which an Acquisition Transaction would be consummated (any of the actions referred to in the preceding clauses (x) and (y) being a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act shall not be deemed to be a Company Board Recommendation Change if it is accompanied by a statement of the Company Board expressly and publicly reaffirming the Company Board Recommendation in connection with such statement or disclosure.

(b) Notwithstanding the foregoing terms of this Section 7.7, at any time prior to the Purchase Time, the Company Board may effect a Company Board Recommendation Change (and disclose to the Company Stockholders that the Company Board has effected a Company Board Recommendation Change) if the conditions set forth below have been satisfied prior to effecting such Company Board Recommendation Change:

(i) the Company Board shall have received an unsolicited Acquisition Proposal (which has not been withdrawn) in writing after the date hereof;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 7.1 in connection with such Acquisition Proposal or in connection with any other Acquisition Proposal made or submitted by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal constitutes a Superior Proposal and (B) in light of such Superior Proposal, the failure to make a Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(iv) the Company Board shall have given Parent at least five (5) Business Days prior written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith) (it being agreed that in the event that, after commencement of such five (5) Business Day period, there is any material revision to the terms of Superior Proposal, including any revision in price, the five (5) Business Day period shall be extended to ensure that at least five (5) Business Days remains in such period subsequent to the time the Company notifies Parent of any such material revision), and (2) that the Company Board intends to effect a Company Board Recommendation Change in response to such

Superior Proposal and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto; and

(v) after the foregoing five (5) Business Day period and any extensions thereof and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, (A) Parent shall not have made a proposal at least as favorable or more favorable to the Company’s stockholders as such Acquisition Proposal and (B) the Company Board shall have determined in good faith (after consultation with its financial advisor its outside legal counsel) that (1) such Acquisition Proposal continues to constitute a Superior Proposal, and (2) in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to effect such Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

(c) Notwithstanding the foregoing terms of this Section 7.7, at any time prior to Purchase Time, the Company Board may effect a Company Board Recommendation Change (and disclose to the Company Stockholders that the Company Board has effected a Company Board Recommendation Change) for a reason unrelated to an Acquisition Proposal (it being understood and agreed that any Company Board Recommendation Change proposed to be made in relation to an Acquisition Proposal may only be made pursuant to and in accordance with the terms of Section 7.7(b))if the conditions set forth below have been satisfied prior to effecting such Company Board Recommendation Change:

(i) the Company Board shall have determined in good faith (after consultation with its outside legal counsel) that the failure to make a Company Board recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(ii) the Company Board shall have given Parent at least five (5) Business Days prior written notice that the Company Board intends to effect such Company Board Recommendation Change and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith (A) the Company Board’s basis and rationale for proposing to effect such Company Board Recommendation Change, and/or (B) possible modifications of the terms and conditions of this Agreement in such a manner that would obviate the need for the Company Board to effect such Company Board Recommendation Change; and

(iii) after the foregoing five (5) Business Day period and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, the Company Board shall have determined in good faith (after consultation with its outside legal counsel), that the failure to effect such Company Board Recommendation Change is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law.

(d) Nothing in this Agreement shall prohibit the Company Board from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act; provided, however, that (i) any such statement or other disclosure shall be subject to the terms and conditions of this Agreement, including the provisions of Article IX, and (ii) any such statement or disclosure (other than a “stop, look and listen communication” of the type contemplated by Rule 14d-9(f) under the Exchange Act, and within the time period contemplated by Rule 14d-9(f)(3)) shall be deemed to be a Company Board Recommendation Change unless it is accompanied by a statement of the Company Board expressly and publicly reaffirming the Company Board Recommendation in connection with such statement or disclosure.

7.8 Access; Notice and Consultation.

(a) Subject to any restrictions imposed under applicable Laws, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall afford Parent and its accountants, legal counsel and other representatives reasonable access at reasonable times and during normal business hours, upon reasonable notice, to any assets, properties, contracts, books, records and personnel of the Company and its Subsidiaries as Parent may reasonably request. Notwithstanding the foregoing, the Company and its Subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would reasonably be likely to jeopardize any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information of the Company or any of its Subsidiaries; provided, however, that in such circumstances the parties shall use reasonable best efforts to make appropriate substitute disclosure arrangements that would not so jeopardize such privilege; provided, however, that nothing in this Section 7.8(a) or elsewhere in this Agreement shall be construed to require the Company or its Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any investigation conducted pursuant to the access contemplated by this Section 7.8(a) shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries.

(b) Subject to any restrictions imposed under applicable Laws, at times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, Parent shall make available its Chief Executive Officer and Chief Financial Officer to discuss Parent’s business and operations with the executive officers of the Company at reasonable times and upon reasonable request and notice from the Company.

(c) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, each of Parent and the Company shall promptly notify the other upon obtaining Knowledge that any representation or warranty made by such party in this Agreement has become untrue or inaccurate in any material respect or that such party has breached or failed to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party under this Agreement.

(d) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall promptly advise Parent in writing of any litigation commenced after the date hereof against the Company or any of its directors or executive officers by any Company’s stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to consult with the Company regarding the defense or settlement of any such stockholder litigation and shall consider Parent’s views with respect to such stockholder litigation.

(e) At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Effective Time, the Company shall, and shall cause its Subsidiaries to, make available to Parent a copy of each annual and quarterly report on 10-K or 10-Q (as applicable), and each registration statement and other document, proposed to be filed by the Company with the SEC during such period a reasonable period of time prior to the filing of such reports or registration statements (and in any event, at least two (2) Business Days prior to the filing thereof with the SEC).

(f) Notwithstanding anything to the contrary set forth in this Agreement, no information obtained pursuant to the access granted or notification provided pursuant to this Section 7.8 shall be deemed to (i) amend or otherwise modify in any respect any representation or warranty of the party hereto providing such access or notice, (ii) impair or otherwise prejudice in any manner rights of the party receiving such access or notice to rely upon the conditions to the obligations of such party to consummate the transactions contemplated by this Agreement, or (iii) impair or otherwise limit the remedies available to the party receiving such access or notice. The terms of Section 7.9 shall apply to any information acquired or provided pursuant to this Section 7.8.

7.9 Confidentiality.

(a) In furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement, the parties have exchanged certain confidential and proprietary information (all such information. the “Confidential Materials”). The parties shall not, and shall cause their Representatives to not, (i) use any Confidential Material, or notes, summaries or other material derived therefrom (collectively, “Notes”) except in furtherance of the Offer, the Merger and the other transactions contemplated by this Agreement and (ii) disclose any Confidential Material or Notes other than to those of the receiving party’s Representatives with a need to know the information contained therein; provided, that such receiving party shall use its reasonable efforts to cause such Representatives to agree to be bound by the terms of this Section 7.9; and provided further, that the parties agree to be responsible for any breach of this Section 7.9 by any of their respective Representatives.

(b) The parties agree that upon the termination of this Agreement pursuant to its terms, at a disclosing party’s request the receiving party will promptly return to the party from whom Confidential Material was obtained or destroy all Confidential Material received by it except Notes, cause all Notes to be destroyed, and confirm in writing to the disclosing party that all such material has been returned or destroyed in compliance with this Section 7.9. Notwithstanding the foregoing, the parties (i) shall not be required to identify or delete Confidential Material held electronically in archive or backup systems in accordance with general systems archiving and backup policies; provided that this subsection (i) shall not apply to any Confidential Material that contains pricing or customer information or non-public product specifications, technology or roadmaps of another party and (ii) may retain one copy of any work product prepared by them that contains Confidential Material but only to the extent necessary or advisable pursuant to applicable legal or regulatory requirements and not for any operational or competitive uses in the retaining party’s business. Notwithstanding the foregoing, the termination of this Agreement shall not affect the parties’ obligations pursuant to this Section 7.9 or those of their Representatives.

(c) Notwithstanding anything in this Agreement to the contrary, the obligations set forth in Sections 7.9(a) and (b) shall be inoperative as to particular portions of the Confidential Material if such information (i) becomes generally available to and known by the public other than as a result of a disclosure by the receiving party or its Representatives in violation of this Agreement, (ii) was available to the receiving party on a non-confidential basis prior to its disclosure hereunder, (iii) becomes available to the receiving party on a non-confidential basis from a source other than the another party or its Representatives when such source is entitled to make such disclosure or (iv) is independently designed or developed by the receiving party or its Representatives entirely by people who did not have access or actual knowledge of the Confidential Material.

(d) If any party or its Representatives are requested or required (by oral questions, interrogatories, requests for information, subpoena, civil investigative demand, or similar process) to disclose any Confidential Material or Notes, such party will provide the other party or parties, as applicable, with prompt written notice of such request(s) so that the other party or parties, as applicable, may seek an appropriate protective order and/or waive compliance with the provisions of this Section 7.9. If, failing the entry of a protective order or the receipt of a waiver hereunder, a party or its Representatives are, in the opinion of counsel, required to disclose

Confidential Material or Notes, such party may disclose only that portion of such information as such party is advised by counsel is legally required without liability hereunder; provided, that such party agrees to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded such information.

7.10 Public Disclosure. Except with regard to any press releases or public statements made or proposed to be made by the Company pursuant to Section 7.7, each of Parent and the Company shall consult with the other before issuing any press release or making any public announcement or statement with respect to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public announcement or statement without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Parent or the Company may, without the prior consent of the other party hereto, issue any such press release or make any such public announcement or statement as may be required by Law or the rules and regulations of Nasdaq or the NYSE, as applicable, if such party first notifies and (if practicable) consults with the other regarding the timing and substance of such public announcement or statement.

7.11 Employee Matters.

(a) From and after the enrollment of Designated Employees in the employee benefit plans, programs and policies of Parent, Parent shall provide the Designated Employees with substantially similar types and levels of benefits as those provided to similarly situated employees of Parent. Effective as of the day immediately preceding the Closing Date, each of the Company and any ERISA Affiliate shall terminate any and all Employee Plans intended to include a Code Section 401(k) arrangement (each, a “401(k) Plan”) (unless Parent provides written notice to the Company that such 401(k) Plans shall not be terminated). Unless Parent provides such written notice to the Company, no later than five (5) Business Days prior to the Closing Date, the Company shall provide Parent with evidence that such Employee Plan(s) have been terminated (effective as of the day immediately preceding the Closing Date) pursuant to resolutions of the Company Board or such Affiliate, as the case may be. The form and substance of such resolutions shall be subject to the reasonable review and approval of Parent. The Company also shall take such other actions reasonably necessary in furtherance of terminating such Employee Plan(s) as Parent may reasonably require. In the event that termination of a 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than fifteen (15) calendar days prior to the Closing Date. If, in accordance with this Section 7.11, Parent requests in writing that the Company not terminate any 401(k) Plan, the Company shall take such actions as Parent may reasonably require in furtherance of the assumption of any such 401(k) Plan by Parent, including by adopting such amendments as Parent may deem necessary or advisable in connection with such assumption, provided, however, Parent provides written notice to the Company of such actions (identifying each action) no later than three (3) Business Days prior to the Closing Date.

(b) From and after the Effective Time, and to the extent permitted by applicable Law, Parent shall, or shall cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each Designated Employee in connection with all employee benefit plans, programs or policies of Parent or its Affiliates in which Designated Employees are eligible to participate following the Effective Time for purposes of eligibility and vesting and determination of level of benefits (but not for purposes of benefit accruals under any defined benefit pension plan or to the extent that such recognition would result in duplication of benefits). From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, (i) cause any pre-existing conditions or limitations and eligibility waiting periods under any group health plans of Parent or its Affiliates to be waived with respect to Designated Employees and their eligible dependents to the extent such Designated Employees and their eligible dependents were not subject to such preexisting conditions and limitations and eligibility waiting periods under the comparable Employee Plans as of the time immediately preceding the Closing, and (ii) provide each Designated Employee with credit for any deductibles paid under any Employee Plan that provides medical, dental or vision benefits in the plan year in effect as of the Closing Date in satisfying any applicable deductible or out of pocket requirements under any medical, dental or vision plans of Parent, the Surviving Corporation or its Subsidiaries that such employees are eligible to participate in after the Effective Time to the same extent that such expenses were recognized under the comparable Employee Plan. The provisions of this Section 7.11(b) are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and nothing herein shall be deemed to amend any Employee Plan to reflect the terms of this Section 7.11(b). Notwithstanding the foregoing, Parent shall continue to sponsor or maintain, as the case may be, the employee benefit plans programs or policies of the Company that provide health, dental, vision, accidental death or disability and life insurance coverage for the benefit of Designated Employees until such Designated Employees are enrolled in such employee benefit plans, programs or policies of Parent. Nothing contained in this Section 7.11 shall in any way alter the at-will employment of any U.S. employees of the Company or any of its Subsidiaries.

(c) Prior to the Effective Time, the Company ESPP shall be terminated. The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten each currently ongoing offering period that extends beyond the Effective Time such that a new purchase date for such offering shall occur prior to the Effective Time. Prior to the Effective Time, and subject to the reasonable review and approval by Parent, the Company shall take all actions reasonably necessary give effect to the transactions contemplated by this Section 7.11(c).

7.12 Directors and Officers Indemnification and Insurance.

(a) The Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as in effect on the date hereof and (ii) any and all agreements for indemnification, exculpation of liability and/or advancement of expenses in effect as of the date hereof between the Company or any of its

Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Parties”). In addition, for a period of six (6) years following the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of formation (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation from liability and the advancement of expenses that are at least as favorable as the indemnification, exculpation from liability and advancement of expense provisions set forth in the certificate of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who were covered by such provisions, except as required by applicable Law or Order.

(b) For a period of six (6) years after the Effective Time, Parent and the Surviving Corporation shall maintain in effect the Company’s current directors’ and officer’s liability insurance (“D&O Insurance”) in respect of acts or omissions occurring or existing at or prior to the Effective Time, provided, however, that Parent and the Surviving Corporation may, at their option, substitute policies of Parent, the Surviving Corporation or any of their respective Subsidiaries with containing terms with respect to coverage and amounts no less favorable, in the aggregate, to the Indemnified Parties than the D&O Insurance, provided, further, however, that, in satisfying its obligations under this Section 7.12(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of two hundred percent (200%) of the amount paid by the Company for coverage for its last fiscal year (such two hundred percent (200%) amount, the “Maximum Annual Premium”) (which premiums the Company represents and warrants to be as set forth in Section 7.12 of the Company Disclosure Schedule), provided that if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Prior to the Effective Time, the Company may purchase a six-year “tail” prepaid policy (the “Tail Policy”) on the D&O Insurance which Tail Policy shall (i) be on terms and conditions with respect to coverage and amounts no less favorable, in the aggregate, than the D&O Insurance, (ii) be for an amount not to exceed the Maximum Annual Premium and (iii) name Parent as a successor-in-interest of such Tail Policy. In the event that the Company purchases the Tail Policy prior to the Effective Time, Parent and the Surviving Corporation shall maintain such Tail Policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 7.12(b) for so long as such Tail Policy shall be maintained in full force and effect.

(c) If Parent, the Surviving Corporation, any Subsidiaries of the Surviving Corporation or any of their respective successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the Surviving Corporation and/or any such Subsidiaries, as applicable, shall assume all of the obligations of Parent, the Surviving Corporation or its Subsidiaries, as applicable, under this Section 7.12.

(d) The obligations under this Section 7.12 shall not be terminated, amended or otherwise modified in such a manner as to adversely affect any Indemnified Party or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 7.12(b) (and their heirs and representatives) without the prior written consent of such Person. Each of the Indemnified Parties or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.12(b) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 7.12, with full rights of enforcement as if a party thereto. The rights of the Indemnified Parties and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 7.12(b) (and their heirs and representatives) under this Section 7.12 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate or articles of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of its Subsidiaries, or applicable Laws (whether at law or in equity).

7.13 Resignation of Officers and Directors of Company Subsidiaries. At or prior to the Closing, upon the request of Parent delivered to the Company at least ten (10) Business Days prior to the Closing, the Company shall use its reasonable best efforts to obtain the resignations of all directors and officers of its Subsidiaries, in each case to be effective as of the Effective Time.

7.14 Section 16 Resolutions. The Parent Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b 3(d) under the Exchange Act), shall adopt a resolution prior to the Purchase Time providing that the receipt by Company Insiders of options to purchase Parent Common Stock upon assumption and conversion of the Company Stock Awards, pursuant to the transactions contemplated by this Agreement is intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. In addition, the Company Board, or a committee thereof consisting of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) promulgated under the Exchange Act) shall adopt a resolution prior to the Purchase Time providing that the disposition by Company Insiders of Company Common Stock or Company Stock Awards in exchange for cash, and the disposition of their Company Stock Awards which will be deemed to occur upon the assumption of those options and their resulting conversion into options to purchase Parent Common Stock pursuant to the transactions contemplated hereby are also intended to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder. For purposes of this Agreement, and the term “Company Insiders” shall mean those directors and officers of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

7.15 Approval of Compensation Actions. All compensatory and similar arrangements that the Company or any of its Subsidiaries may make or enter into prior to the Expiration Date, including any payments that may be or become payable, and any benefits that may be granted, according to employment compensation, severance and other employee benefit plans, contracts or arrangements, shall (a) be made or entered into in consideration of, or paid or granted as compensation for, past services performed, future services to be performed or future services to be refrained from performing (and matters incidental thereto) and (b) shall not be in respect of or calculated based on the number of Shares tendered or to be tendered in the Offer. Moreover, the Company (acting through the Compensation Committee of the Company Board) shall take such steps as may be required so that, prior to the Expiration Date: (i) the adoption, approval, amendment or modification of each such arrangement shall be approved as an employment compensation, severance or other employee benefit arrangement solely by independent directors of the Company in accordance with the requirements of Rule 14d-10(d)(2) under the Exchange Act and the instructions to such Rule and (ii) the “safe harbor” provided pursuant to Rule 14d-10(d)(2) under the Exchange Act shall otherwise be applicable to such arrangement and any amendment or modification thereof as a result of the taking by the Company Board, the Compensation Committee of the Company Board or its independent directors prior to the Expiration Date of all necessary actions.

7.16 Registration Statements for Assumed Options and Other Awards. As soon as practicable following the Effective Time (and within two (2) Business Days of the Effective Time in any event), Parent shall file a registration statement under the Securities Act on Form S-8 (and use its reasonable best efforts to maintain the effectiveness thereof) relating to shares of Parent Common Stock issuable with respect to the Assumed Options and Assumed Restricted Stock Units, in each case to the extent eligible for registration on Form S-8, and shall use its reasonable best efforts to cause such registration statement to remain in effect for so long as such Assumed Options and Assumed Restricted Stock Units shall remain outstanding.

7.17 Obligations of the Purchaser. Parent shall cause Purchaser and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement.

7.18 [Reserved].

7.19 Open Source Materials. Prior to the Effective Time, the Company shall (i) complete a scan of Company Source Code to identify Open Source Materials and Open Source Licenses applicable thereto using a program reasonably acceptable to Parent, (ii) permit Parent to review such scan and cooperate with Parent to identify any issues of concern to Parent and to develop a remediation plan, and (iii) use commercially reasonably efforts to implement any reasonable remediation plan requested by Parent.

7.20 NetApp Merger Agreement. Concurrently with the execution of this Agreement, the Company will terminate the NetApp Merger Agreement in accordance with its terms.

ARTICLE VIII

CONDITIONS TO THE MERGER

8.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Purchaser and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Laws) prior to the Closing, of each of the following conditions:

(a) Purchase of Shares. Purchaser (or Parent on Purchaser’s behalf) shall have accepted for payment and paid for all of the Shares validly tendered pursuant to the Offer and not withdrawn.

(b) Requisite Merger Approval. Unless the Merger is consummated in accordance with Section 253 of the DGCL as contemplated by Section 3.1(b), the Requisite Merger Approval shall have been obtained.

(c) Antitrust Approval. Any and all waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or been terminated and all required approvals or consents under any antitrust, competition or merger control laws of foreign Jurisdictions applicable to the transactions contemplated by this Agreement shall have been obtained (together, the “Antitrust Approval”).

(d) Legal Prohibition. No Governmental Authority of competent jurisdiction shall have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Merger, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the Merger.

(e) Governmental Actions. There shall not be pending, nor has any Governmental Authority notified Parent or the Company of its intent to commence, any suit, action or proceeding by any Governmental Authority of competent jurisdiction against Parent, Purchaser, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit the consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of the Company or any of its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Company or any of its Subsidiaries.

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

9.1 Termination. This Agreement may be validly terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time only as follows (it being agreed (i) that this Agreement may not be terminated for any other reason or on any other basis and (ii) that the party hereto terminating this Agreement pursuant to this Section 9.1 shall give prompt written notice of such termination to the other party or parties hereto):

(a) by mutual written agreement of Parent and the Company; or

(b) by either Parent or the Company, if the Purchase Time has not occurred prior to 11:59 p.m. (California time) on December 31, 2009 (the “Termination Date”); provided, however, that, if the Offer Conditions set forth in Paragraph 1(b), Paragraph 2(a) or Paragraph 2(b) of Annex A have not been satisfied as of the Termination Date, but all other Offer Conditions set forth in Annex A would be satisfied if the Purchase Time were to occur on such date, then the Termination Date shall be extended to March 30, 2010, provided, however that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any party hereto whose action or failure to take any action has been the cause of, or resulted in, any of the Offer Conditions having failed to be satisfied on or before the Termination Date, as applicable, or in the Purchase Time not occurring prior to the Termination Date, as applicable, in either case and if such action or failure to take action constituted a material breach of this Agreement; or

(c) by either Parent or the Company, at any time prior to the Purchase Time, if any Governmental Authority of competent jurisdiction (i) shall have enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Merger any Law that is in effect at the time of such termination and renders the Merger illegal in the United States or any state thereof, or (ii) shall have issued or granted any final, non-appealable Order that is in effect and has the effect of making the consummation of the Merger illegal in the United States or any state thereof, or which has the effect of prohibiting or otherwise preventing the consummation of the Merger in the United States or any state thereof; or

(d) by either Parent or the Company, if the Offer shall have expired in accordance with its terms without the Purchase Time having occurred; or

(e) by the Company, at any time prior to the Purchase Time, provided that the Company is not then in material breach of any covenant or agreement of the Company set forth in this Agreement, in the event (i) Parent or Purchaser shall not have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of Parent and Purchaser to be performed or complied with by them under this Agreement prior to the Purchase Time or (ii) (A) the representations and warranties of Parent and Purchaser set forth in Section 5.1(a) (Organization and Standing), Section 5.2 (Corporate Approvals) and Section 5.3(b) (Non-contravention; Required Consents) (the “Specified Parent Representations”) (1) shall not have been true and correct as of the date of this Agreement or (2) shall not be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of the Expiration Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) or (B) the representations and warranties of

Parent and Purchaser set forth in this Agreement (other than the Specified Parent Representations) (1) shall have been true and correct in all respects as of the date of this Agreement (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) without giving effect to any qualification as to “Material Adverse Effect”) and (2) shall be true and correct in all respects on and as of the Expiration Date with the same force and effect as if made on and as of the Closing Date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date) without giving effect to any qualification as to “Material Adverse Effect”, except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Purchaser or such inaccuracies in the representations and warranties of Parent or Purchaser are curable by Parent or Purchaser through the exercise of commercially reasonable efforts within thirty (30) calendar days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.1(e) until the expiration of such thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.1(e) if such breach or inaccuracy by Parent or Purchaser is cured within such thirty (30) calendar day period); or

(f) by Parent, at any time prior to the Purchase Time, provided that Parent is not then in material breach of any covenant or agreement of Parent set forth in this Agreement, in the event of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that were such time a scheduled expiration of the Offer, the Offer Conditions set forth in Paragraph 2(d) or 2(e) of Annex A would not be satisfied; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts within thirty (30) calendar days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.1(f) until the expiration of such thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.1(f) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

(g) by Parent, at any time prior to the Purchase Time (whether or not the Requisite Merger Approval has been obtained), in the event that:

(i) the Company shall have breached or violated the terms of Section 7.1 (other than an inadvertent breach that does not result in an Acquisition Proposal), or Section 7.7 in any material respect;

(ii) the Company Board or any committee thereof shall have for any reason effected a Company Board Recommendation Change (whether or not in compliance with the terms of this Agreement);

(iii) the Company shall have failed to include the Company Board Recommendation in the Schedule 14D-9 ;

(iv) a tender offer or exchange offer for Company Common Stock is commenced by a Person unaffiliated with Parent or the Purchaser and (A) within the ten (10) business-day period specified in Rule 14e-2 promulgated under the Exchange Act, the Company shall have failed to issue a public statement (and filed a Schedule 14D-9 pursuant to Rule 14e-2 and Rule 14d-9 promulgated under the Exchange Act) reaffirming the Company Board Recommendation and recommending that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer, or (B) at any time after the foregoing 10 business-day period, the Company shall issue a press release or file a Schedule 14D-9, in any such case relating to such tender or exchange offer that fails to reaffirm the Company Board Recommendation and recommend that the Company’s stockholders reject such tender or exchange offer and not tender any shares of Company Common Stock into such tender or exchange offer; or

(v) the Company Board shall fail to reaffirm (publicly, if requested by Parent) the Company Board Recommendation within ten (10) Business Days following Parent’s request in writing that such recommendation be reaffirmed.

(h) by the Company, at any time prior to the Purchase Time, if the following conditions are satisfied:

(i) the Company shall have received an unsolicited Acquisition Proposal in writing after the date hereof and the Company Board shall have determined in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal;

(ii) none of the Company, any of its Subsidiaries or any of their respective Representatives shall have breached or violated in any material respect the terms of Section 7.1 in connection with such Superior Proposal or in connection with any other Acquisition Proposal made by any Person (or any Affiliate or agent thereof) making such Acquisition Proposal;

(iii) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that, in light of such

Superior Proposal, the failure to terminate this Agreement pursuant to this Section 9.1(h) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law;

(iv) the Company Board shall have given Parent at least five (5) Business Days prior written notice (1) of the identity of the Person(s) making such Superior Proposal and all of the material terms and conditions of such Superior Proposal (and if such Superior Proposal is in written form, a copy of such Superior Proposal and all related agreements, commitment letters and other material documents provided or otherwise furnished by the Person(s) making such Superior Proposal in connection therewith) (it being agreed that in the event that, after commencement of such five (5) Business Day period, there is any material revision to the terms of a Superior Proposal, including any revision in price, the five (5) Business Day period shall be extended to ensure that at least five (5) Business Days remains in such period subsequent to the time the Company notifies Parent of any such material revision) and (2) that the Company Board intends to terminate this Agreement pursuant to this Section 9.1(h) in response to such Superior Proposal and the opportunity to meet with the Company Board and the Company’s financial advisors and outside legal counsel at such times as Parent may reasonably request for the purpose of enabling Parent and the Company to discuss in good faith this Agreement and the terms and conditions hereof, and any modifications of the terms and conditions of this Agreement that Parent may propose in response thereto;

(v) after the foregoing five (5) Business Day period and any extensions and, if requested by Parent, meetings with Parent and its financial advisors and legal counsel during such period, (1) Parent shall not have made a proposal at least as favorable or more favorable to the Company’s stockholders as such Acquisition Proposal, (2) the Company Board shall have determined in good faith (after consultation with its financial advisor and its outside legal counsel) that (A) such Acquisition Proposal continues to constitute a Superior Proposal, and (B) in light of such Superior Proposal and after good faith consideration of all proposals by Parent, the failure to terminate this Agreement pursuant to this Section 9.1(h) is reasonably likely to be a breach of its fiduciary duties to the Company’s stockholders under Delaware Law; and

(vi) concurrently with the termination of this Agreement pursuant to this Section 9.1(h) (and as a condition to the effectiveness of such termination), the Company shall (A) enter into a definitive agreement for the Superior Proposal referenced in this Section 9.1(h) and (B) pay to Parent a fee equal to the Termination Fee Amount pursuant to Section 9.3(b)(iv).

9.2 Notice of Termination; Effect of Termination. Any proper termination of this Agreement pursuant to Section 9.1 shall be effective immediately upon the delivery of written notice of the terminating party to the other party or parties hereto, as applicable. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 7.9, this Section 9.2, Section 9.3 and Article X, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any intentional breach of, or fraud in connection with, this Agreement. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in Section 7.9, all of which obligations shall survive termination of this Agreement in accordance with their respective terms.

9.3 Fees and Expenses.

(a) General. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Offer or the Merger is consummated.

(b) Company Payments.

(i) The Company shall pay to Parent a fee equal to Fifty Seven Million Dollars ($57,000,000) (the “Termination Fee Amount”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the Purchase Time, an Acquisition Proposal shall have been publicly announced or shall have become generally publicly known (and not withdrawn, unless such Acquisition Proposal is withdrawn within ten (10) Business Days of any scheduled expiration of the Offer, in which case such withdrawal shall be disregarded for purposes of this provision), and (B) this Agreement is validly terminated pursuant to Section 9.1(d) and at the time of the expiration of the Offer the Minimum Tender Condition had not been satisfied, and (C) within twelve (12) months following the valid termination of this Agreement pursuant to Section 9.1(d), either (1) an Acquisition Transaction is consummated (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)), or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for an Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) and such Acquisition Transaction is consummated (whether or not within the preceding twelve (12) month period). The fee amount payable pursuant to this Section 9.3(b)(i) shall be paid within one (1) Business Day of the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).

(ii) The Company shall pay to Parent a fee equal to the Termination Fee Amount by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that (A) following the execution and delivery of this Agreement and prior to the valid termination of this Agreement pursuant to Section 9.1(b), an Acquisition Proposal shall have been publicly announced or shall have become publicly known, or shall have been communicated or otherwise made known to the Company, and (B) this Agreement is validly terminated pursuant to Section 9.1(b), and (C) within twelve (12) months following the valid termination of this Agreement pursuant to Section 9.1(b), either (1) an Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) is consummated, or (2) the Company enters into a letter of intent, memorandum of understanding or other Contract providing for any Acquisition Transaction (whether or not related to the Acquisition Proposal referenced in the preceding clause (A)) and such Acquisition Transaction is consummated (whether or not within the preceding twelve (12) month period). The fee amount payable pursuant to this Section 9.3(b)(ii) shall be paid within one (1) Business Day of the consummation of the applicable Acquisition Transaction contemplated by the foregoing clause (C).

(iii) In the event that this Agreement is validly terminated (A) pursuant to Section 9.1(d) and at the expiration of the Offer the Minimum Tender Condition is not satisfied, if such termination is preceded by the occurrence of any of the events referenced in Section 9.1(g)(ii)-(v), or (B) pursuant to Section 9.1(g), then the Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, within one (1) Business Day after demand by Parent.

(iv) In the event that this Agreement is validly terminated pursuant to Section 9.1(h), as a condition to such termination, the Company shall pay to Parent a fee equal to the Termination Fee Amount, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(v) In the event this Agreement is validly terminated pursuant to Section 9.1(d) and at the expiration of the Offer the Minimum Tender Condition is not satisfied, the Company shall pay to Parent, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, as promptly as possible following receipt of an invoice from Parent (but in any event within two (2) Business Days) all of Parent’s out-of-pocket fees and expenses (including legal and other third party advisors fees and expenses) incurred by Parent and its Affiliates on or prior to the valid termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than Three Million Dollars ($3,000,000) (the “Parent Expenses”), provided, however, that the amount of any payment of Parent Expenses pursuant to this Section 9.3(b)(v) shall be credited against any Termination Fee that becomes payable pursuant to Section 9.3(b).

(c) Solely for purposes of this Section 9.3, the terms “Acquisition Proposal” and “Acquisition Transaction” shall have the same meaning as an “Acquisition Proposal” and “Acquisition Transaction”, respectively, except that all references therein to fifteen percent (15%) shall be deemed to be references to fifty percent (50%) and the reference therein to eighty five percent (85%) shall be deemed to be a reference to fifty percent (50%).

(d) Enforcement. Each of Parent and the Company acknowledges and hereby agrees that the provisions of Section 9.3 are an integral part of the transactions contemplated by this Agreement, and that, without such provisions, neither Parent nor the Company would have entered into this Agreement. Accordingly, if the Company shall fail to pay in a timely manner any amounts due and payable pursuant to Section 9.3, and, in order to obtain such payment, Parent shall make a claim against the Company and such claim results in a judgment against the Company, the Company shall pay to Parent an amount in cash equal to Parent’s costs and expenses (including its attorneys fees and expenses) incurred in connection with such claim, together with interest at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. The parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee Amount on more than one occasion, whether or not the Termination Fee Amount may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e) Liquidated Damages. In the event that Parent shall receive the Termination Fee Amount, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Purchaser, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Purchaser, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

9.4 Amendment. Subject to applicable Laws and subject to the other provisions of this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent, Purchaser and the Company; provided, however, that in the event that this Agreement has been adopted by the Company’s stockholders in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval of such Company’s stockholders under the DGCL without such approval; and; provided, further, after the Purchase Time, no amendment may be made that decreases the Merger Consideration.

9.5 Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE X

GENERAL PROVISIONS

10.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and the Purchaser set forth in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall so survive the Effective Time in accordance with their respective terms.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) immediately upon delivery by hand or by facsimile (with a written or electronic confirmation of delivery), in each case to the intended recipient, at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a) if to Parent or Purchaser, to:

EMC Corporation.

176 South Street

Hopkinton, MA 01748

Attention: Office of the General Counsel

Telecopy No.: (508) 497-6915

(b) if to the Company (prior to the Effective Time), to:

Data Domain, Inc.

2421 Mission College Boulevard

Santa Clara, CA 95054

Attention: Michael P. Scarpelli

Telecopy No.: (408) 980-4995

with copies (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Gordon K. Davidson, Dennis R. Debroeck and R. Gregory Roussel

Telecopy No.: (650) 938-5200

10.3 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.4 Entire Agreement. This Agreement and the agreements, documents, instruments and certificates among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule and the Exhibits and Schedules hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Each party hereto agrees that, except for the representations and warranties set forth in this Agreement, neither Parent or Purchaser, on the one hand, nor the Company, on the other hand, makes any representations or warranties, express or implied, or as to the accuracy or completeness of any other information, made (or made available) by itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery of disclosure to the other or the other’s Representatives of any documentation of any other information with respect to any one or more of the foregoing; provided, however, that notwithstanding the foregoing or anything to the contrary set forth in this Agreement, nothing in this Agreement shall relieve any party hereto for liability arising out of fraud or intentional misrepresentation.

10.5 Third Party Beneficiaries. Except (a) as set forth in or contemplated by the provisions of Section 7.12, (b) from and after the Purchase Time, the rights of holders of Shares validly tendered and not withdrawn pursuant to the Offer and accepted for payment by Purchaser pursuant to the Offer to receive the Offer Price pursuant to Article II, (c)from and after the Effective Time, the rights of holders of shares of the Company Common Stock to receive the Merger Consideration set forth in Article III, this Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder.

10.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void or unenforceable provision of this Agreement with a legal, valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.

10.7 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

10.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any other remedy to which they are entitled at law or in equity, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction.

10.10 Consent to Jurisdiction. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue in any state court within the State of Delaware (or, if a state court located within the State of Delaware declines to accept jurisdiction over a particular matter, any court of the United States located in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the transactions contemplated hereby, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which such person might otherwise have to such jurisdiction, venue and process. Each party hereto hereby agrees not to commence any legal proceedings relating to or arising out of this Agreement or the transactions contemplated hereby in any jurisdiction or courts other than as provided herein.

10.11 Waiver Of Jury Trial. EACH OF PARENT, COMPANY AND PURCHASER HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR PURCHASER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

10.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EMC CORPORATION

By:
Name:	Joseph M. Tucci
Title:	Chairman, President & Chief Executive Officer

DATA DOMAIN, INC.

By:
Name:	Frank Slootman
Title:	President & CEO

ENVOY MERGER CORPORATION

By:
Name:	Paul T. Dacier
Title:	President

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Exhibit A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1. Notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the expiration of the initial offering period for the Offer, as the same may (or, to the extent required by the Merger Agreement, shall) be extended from time to time (the “Expiration Date”):

(a) there shall have been validly tendered in the Offer (not including Shares tendered pursuant to procedures for guaranteed delivery) and not properly withdrawn that number of Shares which, together with the number of shares of Company Common Stock, if any, then owned beneficially by Parent, Purchaser or their controlled Affiliates, constitutes at least a majority of the total number of then-outstanding Shares on a fully diluted basis (which shall mean, as of any time, the number of Shares outstanding, together with all Shares (if any) which the Company would be required to issue pursuant to any then outstanding warrants, options, benefit plans or obligations or securities convertible or exchangeable into Shares or otherwise, but only to the extent then so exercisable, convertible or exchangeable or exercisable, convertible or exchangeable as a result of the consummation of the Offer (the “Minimum Tender Condition”); and

(b) the Antitrust Approval shall have been obtained.

2. Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 2.1, may terminate or amend the Offer if any of the following conditions exist:

(a) a Governmental Authority of competent jurisdiction shall have (i) enacted, issued, granted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the transactions contemplated by this Agreement any Law that is in effect and has the effect of making the Offer or the Merger illegal, or which has the effect of prohibiting or otherwise preventing the Offer or the Merger, or (ii) issued or granted, or threatened to issue or grant, any Order (whether temporary, preliminary or permanent) that has (or would be reasonably expected to have) the effect of making the Offer or the Merger illegal or which has (or would be reasonably expected to have) the effect of prohibiting or otherwise preventing the consummation of the Offer or the Merger;

(b) there shall be pending, or any Governmental Authority shall have notified Parent or the Company of its intent to commence, any suit, action or proceeding by any Governmental Authority of competent jurisdiction against Parent, Purchaser, the Company or any of their respective Subsidiaries (i) seeking to restrain or prohibit the making or consummation of the Offer or the consummation of the Merger or the performance of any of the other transactions contemplated by the Merger Agreement or (ii) seeking to prohibit or impose any limitations on the ownership or operation by Parent (or any of its Subsidiaries) of all or any portion of the businesses or assets of the Company or any of its Subsidiaries, or to compel Parent, the Company or any of their respective Subsidiaries to dispose of or hold separate any portion of the businesses or assets of the Company or any of its Subsidiaries;

(c) a Material Adverse Effect on the Company shall have occurred following the execution and delivery of the Merger Agreement that is continuing;

(d) (i) the representations and warranties of the Company set forth in Section 4.1(a) (Organization and Standing), Section 4.2 (Corporate Approvals), Section 4.3(b) (Non-contravention; Required Consents) and Section 4.23 (State Anti-Takeover Statutes) of the Merger Agreement (collectively, the “Specified Company Representations”), (A) shall not have been true and correct in all respects as of the date of this Agreement, or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(i), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(ii) the representations and warranties of the Company set forth in Section 4.4(a) and 4.4(c) (Capitalization) of the Merger Agreement (the “Company Capitalization Representation”) (A) shall not have been true and correct in all respects as of the date of this Agreement, or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), other than inaccuracies that would not result in the payment of an aggregate value of consideration in the Offer plus Merger Consideration in the Merger that equals or exceeds 101% of the aggregate value of consideration in the Offer and

Merger Consideration in the Merger otherwise payable in the Offer and the Merger in the absence of such breach or inaccuracy; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(ii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(iii) all representations and warranties of the Company set forth in the Merger Agreement (other than the Specified Company Representations and the Company Capitalization Representation) which are qualified by “Material Adverse Effect”, and the representation and warranty set forth in Section 4.9(a)(i), (A) shall not have been true and correct in all respects as of the date of the Merger Agreement or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall be true and correct in all respects as of such date); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(iii), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded;

(iv) all representations and warranties of the Company set forth in the Merger Agreement (other than the Specified Company Representations and the Company Capitalization Representation) which are not qualified by “Material Adverse Effect” (A) shall not have been true and correct in all respects as of the date of the Merger Agreement or (B) shall not be true and correct in all respects on and as of any scheduled expiration of the Offer with the same force and effect as if made on and as of such date (other than those representations and warranties which address matters only as of a particular date, which shall have been true and correct in all respects only as of such particular date), except for any failure to be so true and correct which has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in the Merger Agreement for purposes of this Paragraph 2(d)(iv), any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date hereof shall be disregarded; or

(e) the Company shall not have performed in all material respects any obligations and complied in all material respects with any covenants or other agreements of the Company to be performed or complied with by it under the Merger Agreement prior to any scheduled expiration of the Offer any scheduled expiration of the Offer.

Immediately prior to the expiration of the Offer, the Company shall deliver a certificate, validly executed for and on behalf of the Company and in its name by the Chief Executive Officer and Chief Financial Officer of the Company, certifying the satisfaction of the conditions set forth in Paragraph 2(d) and Paragraph 2(e);

The conditions set forth in Paragraphs 1 and 2 of this Annex A are for the benefit of Parent and Purchaser and, regardless of the circumstances, may be asserted by Parent or Purchaser in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Purchaser in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.